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Exhibit 4.5

FORM OF

CREDIT AGREEMENT

DATED AS OF MARCH    , 2004

by and among

TRANSACTION NETWORK SERVICES, INC.
as Borrower

and

TNS, INC.
as a Credit Party

and

GENERAL ELECTRIC CAPITAL CORPORATION
as Agent, L/C Issuer and a Lender

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO
as Lenders

and

GECC CAPITAL MARKETS GROUP, INC.
as Lead Arranger

TABLE OF CONTENTS

SECTION 1. AMOUNTS AND TERMS OF LOANS		1
1.1	Loans	1
1.2	Interest and Applicable Margins	6
1.3	Fees	9
1.4	Payments	10
1.5	Prepayments	10
1.6	Maturity	11
1.7	Loan Accounts	11
1.8	Yield Protection; Illegality	11
1.9	Taxes	12
SECTION 2. AFFIRMATIVE COVENANTS		13
2.1	Compliance With Laws and Contractual Obligations	13
2.2	Maintenance of Properties; Insurance	14
2.3	Inspection; Lender Meeting	15
2.4	Organizational Existence	15
2.5	Environmental Matters	15
2.6	Reserved	16
2.7	Further Assurances	16
2.8	Tax Shelter Registration	16
2.9	Anti-Terrorism Laws	16
SECTION 3. NEGATIVE COVENANTS		17
3.1	Indebtedness	17
3.2	Liens and Related Matters	19
3.3	Investments	19
3.4	Contingent Obligations	21
3.5	Restricted Payments	22
3.6	Restriction on Fundamental Changes	23
3 7	Disposal of Assets or Subsidiary Stock	25
3.8	Transactions with Affiliates	25
3.9	Conduct of Business	25
3.10	Changes Relating to Indebtedness	26
3.11	Fiscal Year	26
3.12	Press Release; Public Offering Materials	26
3.13	Limitation on Creation of Subsidiaries	26
3.14	Hazardous Materials	27
3.15	ERISA; Foreign Pension Plans	27
3.16	Sale-Leasebacks	27
3.17	Issuance of Capital Stock	27
SECTION 4. FINANCIAL COVENANTS/REPORTING		27
4.1	Capital Expenditure Limits	28
4.2	Minimum Fixed Charge Coverage Ratio	28
4.3	Minimum Interest Coverage Ratio	28
4.4	Maximum Leverage Ratio	28
4.5	Financial Statements and Other Reports	29
4.6	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	31
SECTION 5. REPRESENTATIONS AND WARRANTIES		31
5.1	Disclosure	31
5.2	No Material Adverse Effect	31
5.3	No Conflict	31

5.4	Organization, Powers, Capitalization and Good Standing	32
5.5	Financial Statements and Budget	32
5.6	Intellectual Property	32
5.7	Investigations, Audits, Etc.	33
5.8	Employee Matters	33
5.9	Solvency	33
5.10	Litigation; Adverse Facts	33
5.11	Use of Proceeds; Margin Regulations	33
5.12	Ownership of Property; Liens	33
5.13	Environmental Matters	34
5.14	ERISA; Foreign Pension Plans	35
5.15	Brokers	35
5.16	Line Usage Agreements	36
5.17	Insurance	36
5.18	Tax Shelter Registration	36
SECTION 6. DEFAULT, RIGHTS AND REMEDIES		36
6.1	Event of Default	36
6.2	Suspension or Termination of Commitments	38
6.3	Acceleration and other Remedies	38
6.4	Performance by Agent	38
6.5	Application of Proceeds	38
SECTION 7. CONDITIONS TO LOANS		39
7.1	Conditions to Initial Loans	39
7.2	Conditions to All Loans	39
SECTION 8. ASSIGNMENT AND PARTICIPATION		39
8.1	Assignment and Participations	39
8.2	Agent	41
8.3	Set Off and Sharing of Payments	45
8.4	Disbursement of Funds	45
8.5	Disbursements of Advances; Payment	46
SECTION 9. MISCELLANEOUS		47
9.1	Indemnities	47
9.2	Amendments and Waivers	48
9.3	Notices	49
9.4	Failure or Indulgence Not Waiver; Remedies Cumulative	49
9.5	Marshaling; Payments Set Aside	49
9.6	Severability	49
9.7	Lenders' Obligations Several; Independent Nature of Lenders' Rights	49
9.8	Headings	50
9.9	Applicable Law	50
9.10	Successors and Assigns	50
9.11	No Fiduciary Relationship; Limited Liability	50
9.12	Construction	50
9.13	Confidentiality	50
9.14	CONSENT TO JURISDICTION	51
9.15	WAIVER OF JURY TRIAL	51
9.16	Survival of Warranties and Certain Agreements	51
9.17	Entire Agreement	51
9.18	Counterparts; Effectiveness	51
9.19	Replacement of Lenders	52
9.20	Delivery of Termination Statements and Mortgage Releases	52

ii

INDEX OF APPENDICES

Annexes
Annex A	—	Definitions
Annex B	—	Pro Rata Shares and Commitment Amounts
Annex C	—	Schedule of Additional Closing Documents
Annex D	—	Pro Forma
Annex E	—	Lenders' Bank Accounts
Exhibits
Exhibit 1.1(a)	—	Term Note
Exhibit 1.1(b)(i)	—	Revolving Note
Exhibit 1.1(b)(ii)	—	Notice of Revolving Credit Advance
Exhibit 1.1(c)	—	Swing Line Note
Exhibit 1.2(e)	—	Notice of Continuation/Conversion
Exhibit 4.5(m)	—	Compliance, Pricing and Excess Cash Certificate
Exhibit 8.1	—	Assignment Agreement
Schedules
Schedule 3.2	—	Liens
Schedule 3.3	—	Investments
Schedule 3.4	—	Contingent Obligations
Schedule 3.8	—	Affiliate Transactions
Schedule 3.9	—	Business Description
Schedule 5.4(a)	—	Jurisdictions of Organization and Qualifications
Schedule 5.4(b)	—	Capitalization
Schedule 5.6	—	Intellectual Property
Schedule 5.7	—	Investigations and Audits
Schedule 5.8	—	Employee Matters
Schedule 5.10	—	Litigation
Schedule 5.11	—	Use of Proceeds
Schedule 5.12	—	Real Estate
Schedule 5.13	—	Environmental Matters
Schedule 5.14	—	ERISA
Schedule 5.16	—	Agreements and Other Documents
Schedule 5.17	—	Insurance

iii

CREDIT AGREEMENT

        This CREDIT AGREEMENT is dated as of March    , 2004 and entered into by and among Transaction Network Services, Inc., a Delaware corporation ("Borrower"), TNS, Inc., a Delaware corporation ("Holdings"), the financial institutions who are or hereafter become parties to this Agreement as Lenders, and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity "GE Capital"), as the initial L/C Issuer and as Agent.

R E C I T A L S:

        WHEREAS, Borrower desires that Lenders extend a term credit facility and a revolving credit facility to Borrower to fund the repayment of certain indebtedness of Borrower, to fund expenses in connection with the Related Transactions, to provide working capital financing for Borrower and to provide funds for other general corporate purposes of Borrower, including future Permitted Acquisitions; and

        WHEREAS, Borrower desires to secure all of its Obligations (as hereinafter defined) under the Loan Documents (as hereinafter defined) by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of its personal and real property; and

        WHEREAS, Holdings owns all of the Stock of Borrower is willing to guaranty all of the Obligations and to pledge to Agent, for the benefit of Agent and Lenders, all of the Stock of Borrower to secure the Obligations; and

        WHEREAS, each of Holdings and each of Borrower's Domestic Subsidiaries is willing to guaranty all of the Obligations of Borrower and to grant to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of its personal and real property to secure the Obligations; and

        WHEREAS, all capitalized terms herein shall have the meanings ascribed thereto in Annex A hereto which is incorporated herein by reference.

        NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Holdings, Borrower, Lenders and Agent agree as follows:

SECTION 1.
AMOUNTS AND TERMS OF LOANS

        1.1    Loans.    Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Holdings and Borrower contained herein:

        (a)    Term Loan.    Each Term Lender agrees, severally and not jointly, to lend to Borrower in one draw, on the Closing Date, its Pro Rata Share of the aggregate amount of $65,000,000 (the

"Term Loan"). Borrower shall repay the Term Loan through periodic payments on the dates and in the amounts indicated below ("Scheduled Installments").

Date	Scheduled Installment
March 31, 2004	$2,750,000
June 30, 2004	$2,750,000
September 30, 2004	$2,750,000
December 31, 2004	$2,750,000
March 31, 2005	$3,000,000
June 30, 2005	$3,000,000
September 30, 2005	$3,000,000
December 31, 2005	$3,000,000
March 31, 2006	$3,250,000
June 30, 2006	$3,250,000
September 30, 2006	$3,250,000
December 31, 2006	$3,250,000
March 31, 2007	$3,500,000
June 30, 2007	$3,500,000
September 30, 2007	$3,500,000
December 31, 2007	$3,500,000
March 31, 2008	$3,750,000
June 30, 2008	$3,750,000
September 30, 2008	$3,750,000
December 31, 2008	$3,750,000

        The final installment shall in all events equal the entire remaining principal balance of the Term Loan. Notwithstanding the foregoing, the outstanding principal balance of the Term Loan shall be due and payable in full on the Commitment Termination Date. Amounts borrowed under this Section 1.1(a) and repaid may not be reborrowed.

        The Term Loan shall be evidenced by promissory notes substantially in the form of Exhibit 1.1(a) (each a "Term Note" and, collectively, the "Term Notes"), and Borrower shall execute and deliver each Term Note to the applicable Term Lender. Each Term Note shall represent the obligation of Borrower to pay the amount of the applicable Term Lender's Term Loan Commitment, together with interest thereon.

        (b)    Revolving Loans.

        (i)    Each Revolving Lender agrees, severally and not jointly, to make available to Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances (each a "Revolving Credit Advance") requested by Borrower hereunder. The Pro Rata Share of the Revolving Loan of any Revolving Lender (including Swing Line Loans) shall not at any time exceed its separate Revolving Loan Commitment. Revolving Credit Advances may be repaid and reborrowed; provided, that the amount of any Revolving Credit Advance to be made at any time shall not exceed Borrowing Availability. All Revolving Loans shall be repaid in full on the Commitment Termination Date. Borrower shall execute and deliver to each Revolving Lender a note to evidence the Revolving Loan Commitment of that Revolving Lender. Each note shall be in the principal amount of the Revolving Loan Commitment of the applicable Revolving Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(b)(i) (each a "Revolving Note" and, collectively, the "Revolving Notes"). Revolving Loans which are Index Rate Loans may be requested in any amount with one (1) Business Day prior written notice required for funding requests equal to or greater than $5,000,000. For funding requests for such Loans less than $5,000,000, written notice must be provided by 2:00 p.m. (New York time) on the Business Day on which the Loan is to be made. All LIBOR Loans require three (3) Business Days prior written notice. Written notices for funding requests shall be in the form attached as Exhibit 1.1(b)(ii) ("Notice of Revolving Credit Advance").

        (c)    Swing Line Facility.

        (i)    Agent shall notify the Swing Line Lender upon Agent's receipt of any Notice of Revolving Credit Advance. Subject to the terms and conditions hereof, the Swing Line Lender may, in its discretion, make available from time to time until the Commitment Termination Date advances (each, a "Swing Line Advance") in accordance with any such notice. The provisions of this Section 1.1(c) shall not relieve Revolving Lenders of their obligations to make Revolving Credit Advances under Section 1.1(b); provided that if the Swing Line Lender makes a Swing Line Advance pursuant to any such notice, such Swing Line Advance shall be in lieu of any Revolving Credit Advance that otherwise may be made by Revolving Lenders pursuant to such notice. The aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Commitment and (B) Borrowing Availability ("Swing Line Availability"). Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(c). Each Swing Line Advance shall be made pursuant to a Notice of Revolving Credit Advance delivered by Borrower to Agent in accordance with Section 1.1(b). Unless the Swing Line Lender has received at least one (1) Business Day's prior written notice from Requisite Revolving Lenders instructing it not to make a Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 7.2, be entitled to fund that Swing Line Advance, and to have each Revolving Lender make Revolving Credit Advances in accordance with Section 1.1(c)(iii) or purchase participating interests in accordance with Section 1.1(c)(iv). Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute an Index Rate Loan. Borrower shall repay the aggregate outstanding principal amount of the Swing Line Loan upon demand therefor by Agent. The entire unpaid balance of the Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

          (ii)   Borrower shall execute and deliver to the Swing Line Lender a promissory note to evidence the Swing Line Commitment. Such note shall be in the principal amount of the Swing Line Commitment of the Swing Line Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(c) (the "Swing Line Note"). The Swing Line Note shall represent the obligation of Borrower to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to Borrower together with interest thereon as prescribed in Section 1.2.

          (iii)  The Swing Line Lender, at any time and from time to time in its sole and absolute discretion, may on behalf of Borrower (and Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Revolving Lender (including the Swing Line Lender) to make a Revolving Credit Advance to Borrower (which shall be an Index Rate Loan) in an amount equal to that Revolving Lender's Pro Rata Share of the principal amount of the Swing Line Loan (the "Refunded Swing Line Loan") outstanding on the date such notice is given. Unless any of the events described in Sections 6.1(f) and 6.1(g) has occurred (in which event the procedures of Section 1.1(c)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Revolving Lender shall disburse directly to Agent, its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender, prior to 3:00 p.m. (New York time), in immediately available funds on the Business Day next succeeding the date that notice is given. The proceeds of those Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

          (iv)  If, prior to refunding a Swing Line Loan with a Revolving Credit Advance pursuant to Section 1.1(c)(iii), one of the events described in Sections 6.1(f) or 6.1(g) has occurred, then, subject to the provisions of Section 1.1(c)(v) below, each Revolving Lender shall, on the date such Revolving Credit Advance was to have been made for the benefit of Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share (determined with respect to Revolving Loans) of such Swing Line Loan. Upon request, each Revolving Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

          (v)   Each Revolving Lender's obligation to make Revolving Credit Advances in accordance with Section 1.1(c)(iii) and to purchase participation interests in accordance with Section 1.1(c)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Swing Line Lender shall be entitled to recover, on demand, from each Revolving Lender the amounts required pursuant to Sections 1.1.(c)(iii) or 1.1(c)(iv), as the case may be. If any Revolving Lender does not make available such amounts to Agent or the Swing Line Lender, as applicable, the Swing Line Lender shall be entitled to recover, on demand, such amount on demand from such Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Index Rate thereafter.

        (d)    Letters of Credit.    The Revolving Loan Commitment may, in addition to advances under the Revolving Loan, be utilized, upon the request of Borrower, for the issuance of Letters of Credit. Immediately upon the issuance by an L/C Issuer of a Letter of Credit, and without further action on the part of Agent or any of the Lenders, each Revolving Lender shall be deemed to have purchased from such L/C Issuer a participation in such Letter of Credit (or in its obligation under a risk participation agreement with respect thereto) equal to such Revolving Lender's Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit.

        (i)    Maximum Amount.    The aggregate amount of Letter of Credit Obligations with respect to all Letters of Credit outstanding at any time shall not exceed $3,000,000 ("L/C Sublimit").

        (ii)    Reimbursement.    Borrower shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse any L/C Issuer on demand in immediately available funds for any amounts paid by such L/C Issuer with respect to a Letter of Credit, including all reimbursement payments, reasonable fees, Charges, and reasonable costs and expenses paid by such L/C Issuer. Borrower hereby authorizes and directs Agent, at Agent's option, to debit Borrower's account (by increasing the outstanding principal balance of the Revolving Credit Advances) in the amount of any payment made by an L/C Issuer with respect to any Letter of Credit. All amounts paid by an L/C Issuer with respect to any Letter of Credit that are not repaid by Borrower on such Business Day with the proceeds of a Revolving Credit Advance or otherwise shall bear interest at the interest rate applicable to Revolving Loans which are Index Rate Loans plus, at the election of Requisite Revolving Lenders, an additional two percent (2.00%) per annum. Each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan made pursuant to this Section 1.1(d)(ii). In the event Agent elects not to debit Borrower's account and Borrower fails to reimburse the L/C Issuer in full on the date of any payment in respect of a Letter of Credit, Agent shall promptly notify each Revolving Lender of the amount of such unreimbursed payment and the accrued interest thereon and each Revolving Lender, on the next Business Day prior to 3:00 p.m. (New York time), shall deliver to Agent an amount equal to its Pro Rata Share thereof in same day funds.

Each Revolving Lender hereby absolutely and unconditionally agrees to pay to the L/C Issuer upon demand by the L/C Issuer such Revolving Lender's Pro Rata Share of each payment made by the L/C Issuer in respect of a Letter of Credit and not immediately reimbursed by Borrower or satisfied through a debit of Borrower's account. Each Revolving Lender acknowledges and agrees that its obligations pursuant to this subsection in respect of Letters of Credit are absolute and unconditional and shall not be affected by any circumstance whatsoever, including setoff, counterclaim, the occurrence and continuance of a Default or an Event of Default or any failure by Borrower to satisfy any of the conditions set forth in Section 7.2. If any Revolving Lender fails to make available to the L/C Issuer the amount of such Revolving Lender's Pro Rata Share of any payments made by the L/C Issuer in respect of a Letter of Credit as provided in this Section 1.1(d)(ii), the L/C Issuer shall be entitled to recover such amount on demand from such Revolving Lender together with interest at the Index Rate.

        (iii)    Request for Letters of Credit.    Borrower shall give Agent at least three (3) Business Days prior written notice specifying the date a Letter of Credit is requested to be issued, the amount and the name and address of the beneficiary and a description of the transactions proposed to be supported thereby. If Agent informs Borrower that the L/C Issuer cannot issue the requested Letter of Credit directly, Borrower may request that L/C Issuer arrange for the issuance of the requested Letter of Credit under a risk participation agreement with another financial institution reasonably acceptable to Agent, L/C Issuer and Borrower. The issuance of any Letter of Credit under this Agreement shall be subject to the conditions that the Letter of Credit (i) supports a transaction entered into in the ordinary course of business of Borrower or another transaction permitted by the terms of this Agreement and (ii) is in a form, is for an amount and contains such terms and conditions as are reasonably satisfactory to the L/C Issuer and, in the case of standby letters of credit, Agent. The initial notice requesting the issuance of a Letter of Credit shall be accompanied by the form of the Letter of Credit and the Master Standby Agreement and an application for a letter of credit, if any, then required by the L/C Issuer completed in a manner reasonably satisfactory to such L/C Issuer. If any provision of any application or reimbursement agreement is inconsistent with the terms of this Agreement, then the provisions of this Agreement, to the extent of such inconsistency, shall control.

        (iv)    Expiration Dates of Letters of Credit.    The expiration date of each Letter of Credit shall be on a date which is not later than the earlier of (a) one year from its date of issuance or (b) the thirtieth (30th) day prior to the date set forth in clause (a) of the definition of the term Commitment Termination Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one (1) or more successive one (1) year periods provided that the L/C Issuer has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the thirtieth (30th) day prior to the date set forth in clause (a) of the definition of the term Commitment Termination Date. The L/C Issuer may elect not to renew any such Letter of Credit and, upon direction by Requisite Revolving Lenders, shall not renew any such Letter of Credit at any time during the continuance of an Event of Default, provided that, in the case of a direction by Requisite Revolving Lenders, the L/C Issuer receives such directions prior to the date notice of non-renewal is required to be given by the L/C Issuer and the L/C Issuer has had a reasonable period of time to act on such notice.

        (v)    Obligations Absolute.    The obligation of Borrower to reimburse the L/C Issuer, Agent and Lenders for payments made in respect of Letters of Credit issued by the L/C Issuer shall be unconditional and irrevocable and shall be paid under all circumstances strictly in accordance with the terms of this Agreement, including the following circumstances: (a) any lack of validity or enforceability of any Letter of Credit; (b) any amendment or waiver of or any consent or departure from all or any of the provisions of any Letter of Credit or any Loan Document; (c) the existence of any claim, set-off, defense or other right which Borrower, any of its Subsidiaries or Affiliates or any other Person may at any time have against any beneficiary of any Letter of Credit, Agent, any L/C Issuer, any Lender or

any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreements or transactions; (d) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (e) payment under any Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit; or (f) any other act or omission to act or delay of any kind of any L/C Issuer, Agent, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 1.1(d)(v), constitute a legal or equitable discharge of Borrower's obligations hereunder.

        (vi)    Obligations of L/C Issuers.    Each L/C Issuer (other than GE Capital) hereby agrees that it will not issue a Letter of Credit hereunder until it has provided Agent with written notice specifying the amount and intended issuance date of such Letter of Credit and Agent has returned a written acknowledgment of such notice to L/C Issuer. Each L/C Issuer (other than GE Capital) further agrees to provide to Agent: (a) a copy of each Letter of Credit issued by such L/C Issuer promptly after its issuance; (b) a weekly report summarizing available amounts under Letters of Credit issued by such L/C Issuer, the dates and amounts of any draws under such Letters of Credit, the effective date of any increase or decrease in the face amount of any Letters of Credit during such week and the amount of any unreimbursed draws under such Letters of Credit; and (c) such additional information reasonably requested by Agent from time to time with respect to the Letters of Credit issued by such L/C Issuer. Without limiting the generality of the foregoing, it is expressly understood and agreed by Borrower that the absolute and unconditional obligation of Borrower to Agent and Lenders hereunder to reimburse payments made under a Letter of Credit will not be excused by the gross negligence or willful misconduct of the L/C Issuer. However, the foregoing shall not be construed to excuse an L/C Issuer from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, with Borrower hereby waiving all claims for any consequential damages to the extent permitted by applicable law) suffered by Borrower that are subject to indemnification under the Master Standby Agreement.

        (e)    Funding Authorization.    The proceeds of all Loans made pursuant to this Agreement subsequent to the Closing Date are to be funded by Agent by wire transfer to the account designated by Borrower below (the "Disbursement Account"):

Bank: ABA No.: Bank Address:
Account No.: Reference:

Borrower shall provide Agent with written notice of any change in the foregoing instructions at least three (3) Business Days before the desired effective date of such change.

        1.2    Interest and Applicable Margins.

        (a)   Borrower shall pay interest to Agent, for the ratable benefit of Lenders, in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the Revolving Credit Advances which are designated as Index Rate Loans (and for all other Obligations not otherwise set forth below), the Index Rate plus the Applicable Revolver Index Margin per annum or, with respect to Revolving Credit Advances which are designated as LIBOR Loans, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum; (ii) with respect to such portion of the Term Loan designated as an Index Rate Loan, the Index Rate plus the Applicable Term Loan Index Margin per annum or, with respect to such portion of the Term Loan designated as a LIBOR Loan, the applicable LIBOR Rate plus the Applicable Term Loan LIBOR Margin per annum; and (iii) with respect to the Swing Line Loan, the Index Rate plus the Applicable Revolver Index Margin per annum.

        As of the Closing Date, the Applicable Margins are as follows:

Applicable Revolver Index Margin	1.25%
Applicable Revolver LIBOR Margin	2.50%
Applicable Term Loan Index Margin	1.25%
Applicable Term Loan LIBOR Margin	2.50%

        The Applicable Margins shall be adjusted (up or down) prospectively on a quarterly basis as determined by Holdings' and its Subsidiaries' consolidated financial performance, commencing with the first day of the first calendar month that occurs more than one (1) day after delivery of Borrower's quarterly Financial Statements to Agent for the Fiscal Quarter ending June 30, 2004. Adjustments in Applicable Margins will be determined by reference to the following grids:

If Leverage Ratio is:	Level of Applicable Margins:
< 1.0	Level I
< 1.5, but ≥ 1.0	Level II
≥ 1.5	Level III
	Applicable Margins
	Level I	Level II	Level III
Applicable Revolver Index Margin	0.75%	1.00%	1.25%
Applicable Revolver LIBOR Margin	2.00%	2.25%	2.50%
Applicable Term Loan Index Margin	0.75%	1.00%	1.25%
Applicable Term Loan LIBOR Margin	2.00%	2.25%	2.50%

        All adjustments in the Applicable Margins after June 30, 2004 shall be implemented quarterly on a prospective basis, for each calendar quarter commencing at least one (1) day after the date of delivery to Agent of the quarterly unaudited Financial Statements evidencing the need for an adjustment. Concurrently with the delivery of those Financial Statements, Borrower shall deliver to Agent a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. Failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day following the delivery of those Financial Statements demonstrating that such an increase is not required. If any Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day following the date on which all Events of Default are waived or cured.

        (b)   If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

        (c)   All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such Fees and interest are payable. The Index Rate is a floating rate determined for each day. Each determination by Agent of an interest rate and Fees hereunder shall be final, binding and conclusive on Borrower, absent manifest error.

        (d)   So long as an Event of Default has occurred and is continuing under Section 6.1(a), (f) or (g) and without notice of any kind, or so long as any other Event of Default has occurred and is continuing and at the election of Requisite Lenders confirmed by written notice from Agent to Borrower, the interest rates applicable to the Loans and the Letter of Credit Fee shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fee otherwise applicable hereunder ("Default Rate"), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall, at the option of Requisite Lenders, accrue from either the date such Lenders make the election referred to in the first sentence or the latest of (i) the initial date of such Event of Default, (ii) the date thirty (30) days prior to the date of election by the Requisite Lenders or (iii) the last day of the most recently ended Fiscal Quarter of Holdings and shall continue until that Event of Default is cured or waived and shall be payable upon demand, but in any event, shall be payable on the next regularly scheduled payment date set forth herein for such Obligation.

        (e)   Borrower shall have the option to (i) request that any Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans (other than the Swing Line Loan) from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of the LIBOR Breakage Fee in accordance with Section 1.3(d) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan (other than the Swing Line Loan) as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued. Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $5,000,000 and integral multiples of $500,000 in excess of such amount. Any such election must be made by 1:00 p.m. (New York time) on the 3rd Business Day prior to (1) the date of any proposed Revolving Credit Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election. If no election is received with respect to a LIBOR Loan by 1:00 p.m. (New York time) on the 3rd Business Day prior to the end of the LIBOR Period with respect thereto, that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower must make such election by notice to Agent in writing, by fax or overnight courier or based on telephonic instructions of Borrower (which instructions shall be promptly confirmed in writing by Borrower). In the case of any conversion or continuation, such election must be made pursuant to a written notice (a "Notice of Conversion/Continuation") in the form of Exhibit 1.2(e). No Loan shall be made, converted into or continued as a LIBOR Loan, if an Event of Default has occurred and is continuing and Requisite Lenders have determined not to make or continue any Loan as a LIBOR Loan as a result thereof. No Loan may be made as or converted into a LIBOR Loan until the earlier of (i) 45 days after the Closing Date or (ii) completion of primary syndication as determined by Agent (the "Syndication Period"). Notwithstanding the foregoing, at any time prior to the end of the Syndication Period, Borrower shall have the option to request in accordance with this Section 1.2(e) that any Revolving Credit Advance or any Term Loan be made or continued as a LIBOR Loan having a 14 day or one month LIBOR Period (but not a two, three or six month LIBOR Period); provided that only two (2) such LIBOR Periods may exist at any time for all Revolving Credit Advances and only two (2) such LIBOR Periods may exist at any time for the Term Loan.

        (f)    Notwithstanding anything to the contrary set forth in this Section 1.2, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the "Maximum Lawful Rate"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of

Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.2(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.2(f), a court of competent jurisdiction shall determine by a final, non-appealable order that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess as specified in Section 1.5(d) and thereafter shall refund any excess to Borrower or as such court of competent jurisdiction may otherwise order.

        1.3    Fees.

        (a)    Fee Letter.    Borrower shall pay to GE Capital, individually, the Fees specified in that certain fee letter dated as of December 12, 2003 among Holdings, Borrower and GE Capital (the "GE Capital Fee Letter"), at the times specified for payment therein.

        (b)    Unused Line Fee.    As additional compensation for the Revolving Lenders, Borrower shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each Fiscal Quarter prior to the Commitment Termination Date and on the Commitment Termination Date, a fee for Borrower's non-use of available funds in an amount equal to one-half of one percent (0.50%) per annum multiplied by the difference between (x) the Maximum Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the Revolving Loan and the Swing Line Loan outstanding during the period for which such Fee is due.

        (c)    Letter of Credit Fee.    Borrower agrees to pay to Agent for the benefit of Revolving Lenders, as compensation to such Revolving Lenders for Letter of Credit Obligations incurred hereunder, (i) all reasonable costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the "Letter of Credit Fee") in an amount equal to the Applicable Revolver LIBOR Margin from time to time in effect multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit. Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the first day of each Fiscal Quarter and on the Commitment Termination Date. In addition, Borrower shall pay to any L/C Issuer, on demand, such fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

        (d)    LIBOR Breakage Fee.    Upon (i) any failure by Borrower to make any borrowing of, or to convert or continue any LIBOR Loan following Borrower's delivery to Agent of any LIBOR Loan request in respect thereof or (ii) any payment of a LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall pay Agent, for the benefit of all Lenders that funded or were prepared to fund any such LIBOR Loan, the LIBOR Breakage Fee.

        (e)    Expenses and Attorneys Fees.    Borrower agrees to promptly pay all reasonable out-of-pocket fees, charges, costs and expenses (including reasonable attorneys' fees and expenses) incurred by Agent in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and in connection with the continued administration of the Loan Documents including any amendments, modifications, consents and waivers.

Borrower agrees to promptly pay all reasonable fees, charges, costs and expenses (including reasonable fees, charges, costs and expenses of attorneys, auditors (whether internal or external), appraisers, consultants and advisors) incurred by Agent in connection with any Event of Default, work-out or action to enforce any Loan Document or to collect any payments due from Borrower or any of its Subsidiaries. In addition, in connection with any work-out or action to enforce any Loan Document or to collect any payments due from Borrower or any of its Subsidiaries, Borrower agrees to promptly pay all reasonable fees, charges, costs and expenses incurred by Lenders for one (1) counsel acting for all Lenders other than Agent. All fees, charges, costs and expenses for which Borrower is responsible under this Section 1.3(e) shall be deemed part of the Obligations when incurred, payable upon demand or in accordance with the final sentence of Section 1.4 and secured by the Collateral.

        1.4    Payments.    All payments by Borrower of the Obligations shall be without deduction, defense, setoff or counterclaim and shall be made in same day funds and delivered to Agent, for the benefit of Agent and Lenders, as applicable, by wire transfer to the following account or such other place as Agent may from time to time designate in writing.

        Borrower shall receive credit on the day of receipt for funds received by Agent by 2:00 p.m. (New York time). In the absence of timely receipt, such funds shall be deemed to have been paid on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and Fees due hereunder.

        Borrower hereby authorizes Lenders to make Revolving Credit Advances or Swing Line Advances, on the basis of their Pro Rata Shares, for the payment of Scheduled Installments, interest, Fees and expenses, Letter of Credit reimbursement obligations and any amounts required to be deposited with respect to outstanding Letter of Credit Obligations pursuant to Sections 1.5(e) or 6.3.

        1.5    Prepayments.

        (a)    Voluntary Prepayments of Loans.    At any time, Borrower may prepay the Loans, in whole or in part, without premium or penalty subject to the payment of LIBOR Breakage Fees, if applicable. Prepayments of the Term Loan under this Section 1.5(a) shall be applied (i) first, pro rata to Scheduled Installments of the Term Loan due within the next succeeding twelve month period until paid in full and (ii) second, pro rata to the remaining Scheduled Installments of the Term Loan (or as otherwise may be agreed by Requisite Lenders).

        (b)    Prepayments from Excess Cash.    If Holdings' Leverage Ratio at the end of any Fiscal Year is equal to or greater than 1.00 to 1.00 (determined by reference to the Compliance, Pricing and Excess Cash Certificate delivered pursuant to Section 4.5(m) for such Fiscal Year), commencing with the Fiscal Year ended December 31, 2004, within five (5) Business Days after such certificate is required to be delivered, Borrower shall prepay the Loans in an amount equal to the Excess Cash for such Fiscal Year. Prepayments under this Section 1.5(b) shall first be applied to reduce the outstanding principal balance of the Revolving Credit Advances but not as a permanent reduction of the Revolving Loan Commitment in an amount equal to the lesser of (i) the outstanding principal amount of Revolving Credit Advances and (ii) the Average Revolving Credit Advances and, thereafter, such prepayments shall then be applied (i) first, pro rata to the Scheduled Installments of the Term Loan due within the next succeeding twelve month period until paid in full and (ii) second, pro rata to the remaining Scheduled Installments of the Term Loan.

        (c)    Prepayments from Asset Dispositions.    Immediately upon receipt of any Net Proceeds from an Asset Disposition in excess of $2,000,000 for any single transaction or series of related transactions during any Fiscal Year, Borrower shall repay the outstanding principal balance of the Revolving Credit Advances (such repayments shall not effect a permanent reduction of the Revolving Loan Commitment) by an amount equal to the lesser of (i) the outstanding principal amount of the Revolving Credit Advances and (ii) the amount of such Net Proceeds. Notwithstanding the foregoing so long as no Event of Default exists at the time of receipt of such Net Proceeds, Borrower or any

Subsidiary may reinvest all remaining Net Proceeds of an Asset Disposition within one hundred eighty (180) days (or in the case of Net Proceeds received in respect of the loss, damage, destruction, casualty or condemnation of any assets of the Borrower or its Subsidiaries, two hundred seventy (270) days) in productive fixed assets of a kind then used or usable in the business of Borrower or its Subsidiaries. If Borrower does not intend to so reinvest such Net Proceeds or if the applicable period set forth in the immediately preceding sentence expires without Borrower having reinvested such Net Proceeds, Borrower shall prepay the Term Loan in an amount equal to such remaining Net Proceeds applied (i) first, pro rata to Scheduled Installments of the Term Loan due within the next succeeding twelve month period until paid in full and (ii) second, pro rata to the remaining Scheduled Installments of the Term Loan.

        (d)    All Prepayments.    Considering each type of Loan being prepaid separately, any such prepayment shall be applied first to Index Rate Loans of the type required to be prepaid before application to LIBOR Loans of the type required to be prepaid, in each case in a manner which minimizes any resulting LIBOR Breakage Fee.

        (e)    Letter of Credit Obligations.    In the event any Letters of Credit are outstanding at the time that the Revolving Loan Commitment is terminated, Borrower shall deposit with Agent for the benefit of all Revolving Lenders cash in an amount equal to 105% of the aggregate outstanding Letter of Credit Obligations to be available to Agent to reimburse payments of drafts drawn under such Letters of Credit and pay any Fees and expenses related thereto.

        1.6    Maturity.    All of the Obligations shall become due and payable as otherwise set forth herein, but in any event all of the remaining Obligations shall become due and payable upon termination of this Agreement. Until all Obligations have been fully paid and satisfied (other than contingent indemnification obligations to the extent no unsatisfied claim has been asserted), the Revolving Loan Commitment has been terminated and all Letters of Credit have been terminated or otherwise secured to the satisfaction of Agent, Agent shall be entitled to retain the security interests in the Collateral granted under the Collateral Documents and the ability to exercise all rights and remedies available to them under the Loan Documents and applicable laws. Notwithstanding anything contained in this Agreement to the contrary, upon any termination of the Revolving Loan Commitment, all of the Obligations shall be due and payable.

        1.7    Loan Accounts.    Agent shall maintain a loan account (the "Loan Account") on its books to record: all Advances and the Term Loan, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent's most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower's duty to pay the Obligations. Agent shall render to Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account for the immediately preceding month. Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within forty-five (45) days after the date thereof, each and every such accounting shall, absent manifest error, be deemed final, binding and conclusive on Borrower in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

        1.8    Yield Protection; Illegality.

        (a)    Capital Adequacy and Other Adjustments.    In the event that any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any corporation controlling such Lender and thereby reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder, then Borrower shall from time to time within fifteen (15) days after notice and demand from such Lender (together with the certificate referred to in the next sentence and with a copy to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction; provided that the respective Lender shall not be entitled to receive additional amounts pursuant to this Section 1.8(a) for periods prior to the 180th day before the receipt of such notice and demand. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Borrower and Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

        (b)    Increased LIBOR Funding Costs; Illegality.    Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law, rule, regulation, treaty or directive (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender's opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing to such Lender, together with interest accrued thereon, unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans. If, after the date hereof, the introduction of, change in or interpretation of any law, rule, regulation, treaty or directive would impose or increase reserve requirements (other than as taken into account in the definition of LIBOR) or otherwise increase the cost to any Lender of making or maintaining a LIBOR Loan, then Borrower shall from time to time within fifteen (15) days after notice and demand from Agent (together with the certificate referred to in the next sentence) pay to Agent, for the account of all such affected Lenders, additional amounts sufficient to compensate such Lenders for such increased cost. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by Agent on behalf of all such affected Lenders to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

        1.9    Taxes.

        (a)    No Deductions.    Any and all payments or reimbursements made hereunder or under the Notes shall be made free and clear of and without deduction for, and Borrower agrees to indemnify Agent and each Lender against, any and all Charges, taxes, levies, imposts, deductions or withholdings, and all liabilities with respect thereto of any nature whatsoever imposed by any taxing authority, excluding such taxes to the extent imposed on Agent's or a Lender's net income by the United States or by the jurisdiction in which Agent or such Lender is organized or otherwise conducts business. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to any Lender or Agent, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, such Lender or Agent receives an amount equal to the sum it would have received had no such deductions been made.

        (b)    Changes in Tax Laws.    In the event that, subsequent to the Closing Date, (1) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (2) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or

(3) compliance by Agent or any Lender with any request or directive (whether or not having the force of law) from any Governmental Authority:

          (i)    does or shall subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or any Loans made or Letters of Credit issued hereunder, or change the basis of taxation of payments to Agent or such Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment Fees or other Fees payable hereunder or changes in the rate of tax on the overall net income of Agent or such Lender); or

          (ii)   does or shall impose on Agent or any Lender any other condition or increased cost in connection with the transactions contemplated hereby or participations herein;

and the result of any of the foregoing is to increase the cost to Agent or any such Lender of issuing any Letter of Credit or making or continuing any Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Agent or such Lender, upon its demand, any additional amounts necessary to compensate Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Agent or such Lender with respect to this Agreement or the other Loan Documents. If Agent or such Lender becomes entitled to claim any additional amounts pursuant to this Section 1.9(b), it shall promptly notify Borrower of the event by reason of which Agent or such Lender has become so entitled within 90 days of such event. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or such Lender to Borrower (with a copy to Agent) shall, absent manifest error, be final, conclusive and binding for all purposes.

        (c)    Foreign Lenders.    Each Lender organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") shall provide to Borrower and Agent a properly completed and executed IRS Form W-8BEN or Form W-8ECI or other applicable form, certificate or document prescribed by the IRS of the United States certifying as to such Foreign Lender's entitlement to such exemption with respect to payments to be made to such Foreign Lender under this Agreement and under the Notes (a "Certificate of Exemption"). Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Borrower or Agent from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement shall provide a Certificate of Exemption to Borrower and Agent. If a Foreign Lender is entitled to an exemption with respect to payments to be made to such Foreign Lender under this Agreement and does not provide a Certificate of Exemption to Borrower and Agent within the time periods set forth in the preceding sentence, Borrower shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrower shall not be required to pay any additional amounts as a result of such withholding, provided that all such withholding shall cease upon delivery by such Foreign Lender of a Certificate of Exemption to Borrower and Agent.

SECTION 2.
AFFIRMATIVE COVENANTS

        Each of Borrower and Holdings jointly and severally agrees that from and after the date hereof and until the Termination Date:

        2.1    Compliance With Laws and Contractual Obligations.    Holdings and Borrower will, and will cause each of its Borrower's Subsidiaries to, (a) comply with (i) the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which Holdings or any of its Subsidiaries is now doing business or may hereafter be doing business and (ii) the obligations, covenants and conditions contained in all Contractual Obligations of Holdings or any of its Subsidiaries

other than in the case of (i) or (ii) where such noncompliance could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) maintain or obtain all licenses, qualifications and permits now held or hereafter required to be held by Holdings or any of its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. This Section 2.1 shall not preclude Holdings or its Subsidiaries from contesting any taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof and if appropriate expense provisions have been recorded in conformity with GAAP, subject to Section 3.2. Each of Holdings and Borrower represents and warrants that it, and each Subsidiary of Borrower, (i) is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority and the obligations, conditions and covenants contained in all Contractual Obligations other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (ii) maintains all licenses, qualifications and permits for which the loss, suspension, revocation or failure to obtain or maintain could reasonably be expected to have a Material Adverse Effect.

        2.2    Maintenance of Properties; Insurance.    Holdings and Borrower will, and will cause each of Borrower's Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear and casualty excepted) all material properties used in the business of Holdings and its Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Holdings and Borrower will, and will cause each of Borrower's Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurers, public liability and property damage insurance with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts reasonably acceptable to Agent and will deliver evidence thereof to Agent. Holdings and Borrower shall cause Agent, pursuant to endorsements and/or assignments in form and substance reasonably satisfactory to Agent, to be named as lender's loss payee in the case of casualty insurance, additional insured in the case of all liability insurance and assignee in the case of all business interruption insurance, if any, in each case for the benefit of Agent and Lenders. Each of Holdings and Borrower represents and warrants that it and each of Borrower's Subsidiaries currently maintains all material properties as set forth above and maintains all insurance described above. In the event Holdings or any of its Subsidiaries fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Holdings' or Borrower's expense to protect Agent's interests in the Collateral. This insurance may, but need not, protect the interests of Holdings or any of its Subsidiaries. The coverage purchased by Agent may not pay any claim made by Holdings or any of its Subsidiaries or any claim that is made against Holdings or any of its Subsidiaries in connection with the Collateral. Holdings or Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Holdings or Borrower has obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, Holdings and Borrower will be responsible for the costs of that insurance, including interest and other Charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance Holdings or Borrower is able to obtain on its own.

        2.3    Inspection; Lender Meeting.    Each of Holdings and Borrower will, and will cause each of their Subsidiaries to, permit any authorized representatives of Agent to visit, audit and inspect any of the properties of Holdings, Borrower or any of their Subsidiaries, including such parties' financial and accounting records, and to make copies and take extracts therefrom, and to discuss such parties' affairs, finances and business with such parties' officers and certified public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested; provided that, unless a Default or Event of Default has occurred and is continuing, (i) such visits, audits and inspections shall be limited to two (2) times per Fiscal Year and (ii) Borrower shall not be responsible for reimbursement of Agent for the costs thereof for any audit or inspection of any Person that is not a Credit Party or for more than one (1) audit or inspection per Fiscal Year of any Credit Party. Representatives of each Lender will be permitted to accompany representatives of Agent during each visit, inspection and discussion referred to in the immediately preceding sentence. Without in any way limiting the foregoing, Holdings and Borrower will, and will cause each other Credit Party to, participate and will cause key management personnel of each Credit Party to participate in a meeting with Agent and Lenders at least once during each year, which meeting shall be held at such time and such place as may be reasonably requested by Agent.

        2.4    Organizational Existence.    Except as otherwise permitted by Section 3.6, each of Borrower and Holdings will, and will cause each of Borrower's Subsidiaries to, at all times preserve and keep in full force and effect its organizational existence and all rights and franchises material to its business.

        2.5    Environmental Matters.    Each of Holdings and Borrower will, and will cause each of Borrower's Subsidiaries and each other Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply in all material respects with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Agent promptly after such Person becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities to Holdings, Borrower or any of Borrower's Subsidiaries in excess of $500,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Person in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities to Holdings, Borrower or any of Borrower's Subsidiaries in excess of $500,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by Holdings, Borrower, any Subsidiary of Borrower or any Person under Borrower's control or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then Holdings and Borrower shall, and shall cause each Subsidiary of Borrower to, upon Agent's written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower's expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater. Borrower shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

        2.6    Reserved.

        2.7    Further Assurances.

        (a)   Holdings and Borrower shall, shall cause each Domestic Subsidiary to and, to the extent required under Section 2.7(c), shall cause each Foreign Subsidiary to, from time to time, execute such guaranties, financing statements, documents, security agreements and reports as Agent or Requisite Lenders at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations contemplated by the Loan Documents.

        (b)   In the event Holdings or any of its Domestic Subsidiaries acquires a fee interest in real property after the Closing Date, Holdings or Borrower shall, or shall cause the respective Domestic Subsidiary to, deliver to Agent a fully executed mortgage or deed of trust over such real property in form and substance reasonably satisfactory to Agent, together with such title insurance policies, surveys, appraisals, evidence of insurance, legal opinions, environmental assessments and other documents and certificates as shall be reasonably required by Agent.

        (c)   Each of Holdings and Borrower shall (i) cause each Person, upon its becoming a Domestic Subsidiary of Holdings or Borrower (provided that this shall not be construed to constitute consent by any of the Lenders to any transaction not expressly permitted by the terms of this Agreement), promptly to guaranty the Obligations and to grant to Agent, for the benefit of Agent and Lenders, a security interest in the real, personal and mixed property of such Person to secure the Obligations and (ii) pledge, or cause to be pledged, to Agent, for the benefit of Agent and Lenders, all of the Stock of each Domestic Subsidiary of the Borrower and the Stock of any Foreign Subsidiary of the Borrower, to secure the Obligations; provided that the pledge of Stock of any Foreign Subsidiary of Borrower or any Domestic Subsidiary shall be limited to sixty-five percent (65%) of all classes of voting Stock of such Subsidiary and one hundred percent (100%) of all other classes of Stock in the case of first-tier Foreign Subsidiaries and shall not be required for other Foreign Subsidiaries so long as the pledge of a greater percentage of Stock would result in adverse tax consequences to Borrower in the reasonable determination of Borrower after consultation with Agent; provided, further, that the certificates representing the Stock of any Foreign Subsidiary that is not a Credit Party shall not be required to be delivered to Agent unless an Event of Default has occurred and is continuing. The documentation for such guaranty, security and pledge shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Agent.

        2.8    Tax Shelter Registration.

        Borrower shall promptly notify Agent of any action (or the intention to take an action) inconsistent with the representation in Section 5.18. If Borrower so notifies Agent, Borrower acknowledges and agrees that Agent and Lenders may treat the transactions contemplated hereby (or any single transaction contemplated hereby) as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and Agent and such Lender, as applicable, may maintain the lists and other regulations required by such Treasury Regulation. To the extent Agent or a Lender determines to maintain such list, each of Holdings and Borrower shall, and shall cause each of Borrower's Subsidiaries to, cooperate with Agent and Lenders in obtaining the information required under such Treasury Regulation.

        2.9    Anti-Terrorism Laws.

        (a)   None of the Credit Parties or, to the knowledge of any Responsible Officer of Holdings or Borrower, any of their Affiliates is in violation of any laws relating to terrorism or money laundering ("Anti-Terrorism Laws"), including the regulations administered by the United States Treasury

Department's Office of Foreign Asset Control ("OFAC") and Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the "Executive Order"), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

        (b)   No Credit Party or, to the knowledge of any Responsible Officer of Holdings or Borrower, any of their Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans, is any of the following:

          (A)  a Person or entity that is listed in the annex to, or is otherwise subject to the prohibitions contained in, the Executive Order or the OFAC regulations;

          (B)  a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the prohibitions contained in, the Executive Order or the OFAC regulations;

          (C)  a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or

          (D)  a Person or entity that is named on the most current list of "Specially Designated Nationals and Blocked Persons" published by OFAC at its official website or any replacement website or other replacement official publication of such list.

        (c)   No Credit Party or Subsidiary of any Credit Party or, to the knowledge of any Responsible Officer of Holdings or Borrower, any of such Credit Party's or Subsidiary's brokers or other agents acting in any capacity in connection with the Loans engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

        (d)   If requested by any Lender, Holdings and Borrower will, and will cause the applicable Subsidiary of Borrower to, provide any information required by Section 326 of the USA PATRIOT Act or necessary for Agent or any Lender to verify the identity of any Credit Party or any Subsidiary of any Credit Party as required by Section 326 of the USA PATRIOT Act.

SECTION 3.
NEGATIVE COVENANTS

        Each of Holdings and Borrower jointly and severally agrees that from and after the date hereof until the Termination Date:

        3.1    Indebtedness.    Holdings and Borrower shall not and shall not cause or permit Borrower's Subsidiaries directly or indirectly to create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness (other than pursuant to a Contingent Obligation permitted under Section 3.4) except:

        (a)   the Obligations;

        (b)   (i) intercompany Indebtedness arising from loans made by Borrower to any Domestic Subsidiary of Borrower or made by any Domestic Subsidiary of Borrower to Borrower or any other Domestic Subsidiary of Borrower, (ii) intercompany Indebtedness arising from loans made by any Foreign Subsidiary of Borrower to Borrower or any of Borrower's Subsidiaries and (iii) intercompany Indebtedness arising from loans made by Borrower or any Domestic Subsidiary of Borrower to any Foreign Subsidiary of Borrower provided that (A) the sum of (1) the aggregate principal amount of such loans made (and not yet repaid) in the then current Fiscal Year plus (2) the aggregate amount of other Investments pursuant to Section 3.3(l) in such Fiscal Year made by Borrower or any Domestic Subsidiary of Borrower in any Foreign Subsidiary plus (3) the aggregate amount of Contingent

Obligations incurred by Borrower or any Domestic Subsidiary of Borrower for the benefit of any Foreign Subsidiary of Borrower in such Fiscal Year pursuant to Sections 3.4(g) and (h) which remain outstanding at such time does not exceed the Foreign Investment Basket for such Fiscal Year and (B) no Event of Default exists at the time of the making of any such intercompany loan or would result therefrom;

        (c)   Indebtedness of Borrower and its Subsidiaries outstanding on the Closing Date and listed on Schedule 3.1(c) hereto and any Indebtedness resulting from the refinancing of any such Indebtedness; provided, however, that (i) the principal amount of any such refinancing Indebtedness (as determined as of the date of the incurrence of such refinancing Indebtedness in accordance with GAAP) does not exceed the principal amount of the Indebtedness refinanced thereby on such date plus the amount of (A) any contractually stated call and/or redemption premium, if any, and (B) any transaction fees, in each case, paid in connection with the refinancing of such outstanding Indebtedness, (ii) the weighted average life to maturity of such Indebtedness is not decreased, (iii) the obligor(s) with respect to such refinancing Indebtedness are the same Persons which are obligors with respect to the Indebtedness refinanced thereby, and (iv) in the case of any such refinancing Indebtedness, (A) the covenants, defaults and similar provisions applicable to such refinancing Indebtedness or obligations are no more restrictive in any material respect than the provisions contained in this Agreement and do not conflict with, or cause a breach of, any provision of this Agreement or any other Loan Document and (B) such refinancing Indebtedness is otherwise upon terms and subject to definitive documentation which is customary for Indebtedness of this type incurred by a similarly situated borrower;

        (d)   Indebtedness of Borrower or any of its Subsidiaries under Interest Rate Agreements entered into to protect Borrower or any of its Subsidiaries against fluctuations in interest rate in respect of the Obligations and Indebtedness under Other Hedging Agreements providing protection against fluctuations in currency values or in the price of commodities and raw materials in connection with Borrower's or any of its Subsidiaries' operations so long as such Other Hedging Agreements are used for business purposes and not for speculative purposes;

        (e)   Indebtedness of Borrower or any of its Subsidiaries consisting of (i) Capital Lease Obligations and/or (ii) debt incurred to finance the cost (including the cost of construction) of acquisition of property ("Purchase Money Indebtedness"), provided the aggregate principal amount of all Indebtedness described in clauses (i) and (ii) shall not exceed $4,000,000 at any time outstanding (the "Purchase Money Basket");

        (f)    Contingent Obligations permitted under Section 3.4;

        (g)   unsecured, Subordinated Debt of Holdings evidenced by promissory notes in form and substance reasonably satisfactory to Agent in an aggregate principal amount not exceeding $5,000,000 at any time outstanding and issued solely as consideration for the repurchase or redemption of any Stock of Holdings held by any officers or managers of Holdings or any of its Subsidiaries;

        (h)   unsecured Indebtedness of Holdings owing to Borrower to evidence any advances made by Borrower to Holdings solely for the purposes set forth in Sections 3.5(a), 3.5(c) and 3.5(d);

        (i)    customary earn-out obligations owing by Holdings or any Subsidiary in connection with any Permitted Acquisition, provided that such Indebtedness shall constitute Subordinated Debt and shall be on such other terms and conditions reasonably satisfactory to Agent;

        (j)    unsecured, Subordinated Debt of Holdings or any Subsidiary issued as consideration for any Permitted Acquisition, provided that (i) after such Permitted Acquisition and after giving effect thereto on a pro forma basis, no Default or Event of Default shall then exist, (ii) such Subordinated Debt is on terms and conditions reasonably satisfactory to Agent, and (iii) such Indebtedness shall not have any principal payments due prior to the sixth anniversary of the Closing Date;

        (k)   Indebtedness of any Foreign Subsidiaries to Persons other than Borrower or any Subsidiary in support of the working capital needs of such Foreign Subsidiary not to exceed $5,000,000 in the aggregate at any time outstanding; and

        (l)    any other unsecured Indebtedness not to exceed $1,000,000 in the aggregate at any time outstanding.

        3.2    Liens and Related Matters.

        (a)    No Liens.    Holdings and Borrower shall not and shall not cause or permit Borrower's Subsidiaries to directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset of Holdings, Borrower, or any such Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances (including, without limitation, those Liens constituting Permitted Encumbrances existing on the date hereof and renewals and extensions thereof, as set forth on Schedule 3.2).

        (b)    No Negative Pledges.    Holdings and Borrower shall not and shall not cause or permit Borrower's Subsidiaries to directly or indirectly enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, other than agreements governing Purchase Money Indebtedness or Indebtedness incurred under Section 3.1(k) otherwise permitted hereby so long as such prohibition or limitation shall apply only against the assets financed thereby and to proceeds thereof and other than agreements governing Licenses so long as such prohibition or limitation shall apply only against the property licensed thereby.

        (c)    No Restrictions on Subsidiary Distributions to Borrower.    Except as provided herein or except pursuant to agreements relating to Indebtedness incurred under Section 3.1(k), Holdings and Borrower shall not and shall not cause or permit Borrower's Subsidiaries to directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Person's Stock owned by Borrower or any other Subsidiary; (2) pay any Indebtedness owed to Borrower or any other Subsidiary; (3) make loans or advances to Borrower or any other Subsidiary; or (4) except in respect of transfers of property or assets financed or licensed pursuant to agreements governing Purchase Money Indebtedness or Licenses permitted hereby, transfer any of its property or assets to Borrower or any other Subsidiary.

        (d)    Purchase Money Indebtedness.    If requested by a lender of Purchase Money Indebtedness in connection with an extension of credit to Borrower or any Subsidiary which is otherwise permitted by this Agreement, any Lien or security interest of Agent for the benefit of the Lenders in or upon the asset(s) being acquired by Borrower or any Subsidiary and financed by such lender of Purchase Money Indebtedness may be released or expressly subordinated to the Lien or security interest therein of such lender of Purchase Money Indebtedness on terms and conditions reasonably acceptable to Agent and such lender of Purchase Money Indebtedness, which terms may include an agreement by Agent not to foreclose upon the asset(s) being financed by the lender of Purchase Money Indebtedness without the prior written consent of such lender of Purchase Money Indebtedness, and the Lenders hereby severally authorize Agent to enter into such an agreement.

        3.3    Investments.    Holdings and Borrower shall not and shall not cause or permit Borrower's Subsidiaries to directly or indirectly make or own any Investment in any Person except:

        (a)   Borrower and its Subsidiaries may make and own Investments in Cash Equivalents and hold cash in deposit accounts in the ordinary course of business;

        (b)   Holdings and its Subsidiaries may make intercompany loans to each other to the extent permitted under Sections 3.1(b) and (h);

        (c)   Borrower and its Subsidiaries may hold the Investments existing on the Closing Date and identified on Schedule 3.3, plus any additions thereto otherwise permitted by this Section 3.3;

        (d)   Borrower and its Subsidiaries may acquire and hold Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

        (e)   Borrower and its Subsidiaries may enter into Interest Rate Agreements and Other Hedging Agreements as permitted under Section 3.1;

        (f)    Borrower and its Subsidiaries may make deposits made in the ordinary course of business consistent with past practices to suppliers and to secure the performance of leases;

        (g)   Borrower and its Subsidiaries may incur guarantees permitted by Section 3.4;

        (h)   Borrower and its Subsidiaries may make loans and advances to employees for moving, entertainment, travel and other similar expenses of Borrower and its Subsidiaries in the ordinary course of business not to exceed $1,000,000 in the aggregate at any time outstanding;

        (i)    (i) Holdings may make Investments in Borrower, (ii) Borrower may make Investments in any Subsidiary that is a Guarantor and any Subsidiary that is a Guarantor may make Investments in any other Subsidiary that is a Guarantor and (iii) any Subsidiary that is not a Guarantor may make Investments in any other Subsidiary that is not a Guarantor;

        (j)    Borrower and its Subsidiaries may hold Investments consisting of non-cash consideration received in connection with Asset Dispositions permitted under Section 3.7(b)(iii);

        (k)   Borrower and its Subsidiaries may effect Permitted Acquisitions in accordance with the requirements of Section 3.6;

        (l)    Borrower and its Domestic Subsidiaries may make Investments in any Foreign Subsidiary of Borrower so long as (i) the sum of (A) the aggregate amount of such Investments made in the then current Fiscal Year plus (B) the aggregate amount of intercompany Indebtedness pursuant to Section 3.1(b)(iii) incurred in such Fiscal Year by Foreign Subsidiaries of Borrower and not yet repaid plus (C) the aggregate amount of Contingent Obligations incurred by Borrower or any Domestic Subsidiary of Borrower for the benefit of any Foreign Subsidiary of Borrower in such Fiscal Year pursuant to Sections 3.4(g) and (h) which remain outstanding at such time does not exceed the Foreign Investment Basket for such Fiscal Year and (ii) no Event of Default exists at the time of the making of any such Investment or would result therefrom;

        (m)  Holdings may hold promissory notes issued by any officer or employee of Holdings or any of its Subsidiaries solely as consideration for the purchase of Holdings Common Stock;

        (n)   Borrower may create new Subsidiaries in accordance with Section 3.13 so long as any Investment made in any new Foreign Subsidiary is otherwise permitted by this Section 3.3;

        (o)   Borrower and its Subsidiaries may make Investments constituting endorsements for collection or deposit in the ordinary course of business; and

        (p)   Borrower and its Subsidiaries may make other Investments not expressly permitted by clauses (a) through (o) above, so long as such Investments, in the aggregate at any time outstanding, do not exceed $2,500,000.

        3.4    Contingent Obligations.    Holdings and Borrower shall not and shall not cause or permit Borrower's Subsidiaries to directly or indirectly create or become or be liable with respect to any Contingent Obligation except:

        (a)   Letter of Credit Obligations;

        (b)   those resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

        (c)   those existing on the Closing Date and described in Schedule 3.4;

        (d)   those arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

        (e)   those arising with respect to customary indemnification obligations or purchase price (including purchase price adjustments as a result of working capital tests) adjustments incurred in connection with Asset Dispositions permitted hereunder or Permitted Acquisitions;

        (f)    those incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations;

        (g)   those incurred with respect to Indebtedness permitted by Section 3.1, provided that (i) any such Contingent Obligation is subordinated to the Obligations to the same extent as the Indebtedness to which it relates is subordinated to the Obligations, (ii) the sum of (A) the aggregate amount of such Contingent Obligations incurred in such Fiscal Year by Borrower or any Domestic Subsidiary of Borrower for the benefit of any Foreign Subsidiary of Borrower which remain outstanding at such time plus (B) the aggregate amount of Contingent Obligations incurred by Borrower or any Domestic Subsidiary of Borrower for the benefit of any Foreign Subsidiary of Borrower in such Fiscal Year pursuant to Section 3.4(h) which remain outstanding, plus (C) the aggregate amount of intercompany Indebtedness pursuant to Section 3.1(b)(iii) incurred in such Fiscal Year by Foreign Subsidiaries of Borrower and not yet repaid plus (D) the aggregate amount of Investments pursuant to Section 3.3(l) in such Fiscal Year by Borrower or any Domestic Subsidiary of Borrower in any Foreign Subsidiary does not exceed the Foreign Investment Basket for such Fiscal Year and (iii) no Event of Default exists at the time of the incurrence of such Contingent Obligation or would result therefrom;

        (h)   those incurred for the benefit of any Subsidiary of Borrower (other than those incurred with respect to Indebtedness permitted by Section 3.1) if the primary obligation is not prohibited by this Agreement, provided that (i) any such Contingent Obligation is subordinated to the Obligations to the same extent as the primary obligation to which it relates is subordinated to the Obligations, (ii) the sum of (A) the aggregate amount of such Contingent Obligations incurred in such Fiscal Year by Borrower or any Domestic Subsidiary of Borrower for the benefit of any Foreign Subsidiary of Borrower which remain outstanding at such time plus (B) the aggregate amount of Contingent Obligations incurred by Borrower or any Domestic Subsidiary of Borrower for the benefit of any Foreign Subsidiary of Borrower in such Fiscal Year pursuant to Section 3.4(g) which remain outstanding, plus (C) the aggregate amount of intercompany Indebtedness pursuant to Section 3.1(b)(iii) incurred in such Fiscal Year by Foreign Subsidiaries of Borrower and not yet repaid plus (D) the aggregate amount of Investments pursuant to Section 3.3(l) in such Fiscal Year by Borrower or any Domestic Subsidiary of Borrower in any Foreign Subsidiary does not exceed the Foreign Investment Basket for such Fiscal Year and (iii) no Event of Default exists at the time of the incurrence of such Contingent Obligation or would result therefrom; and

        (i)    any other Contingent Obligations not expressly permitted by clauses (a) through (h) above, so long as any such other Contingent Obligations, in the aggregate at any time outstanding, do not exceed $2,000,000.

        3.5    Restricted Payments.    Holdings and Borrower shall not and shall not cause or permit Borrower's Subsidiaries to directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, except that:

        (a)   Borrower may make payments and distributions to Holdings that are used by Holdings to pay federal, state and local income taxes then due and owing and interest and penalties with respect thereto, franchise taxes and other similar licensing expenses, Inside Directors' fees not to exceed $50,000 per director in any Fiscal Year of Borrower, directors' fees to directors other than Inside Directors consistent with fees paid by other similarly situated public companies, directors' and officers' insurance premiums, claims for indemnification made by an officer or director in accordance with applicable law and pursuant to the organizational documents of the relevant Credit Party, accounting expenses, de minimis corporate expenses, expenses related to filings with the SEC and other Governmental Authorities, in each case incurred in the ordinary course of business; provided that Borrower's aggregate contribution to taxes as a result of the filing of a consolidated or combined return by Holdings shall not be greater, nor the aggregate receipt of tax benefits less, than they would have been had Borrower not filed a consolidated or combined return with Holdings; provided further that any refund shall be promptly returned by Holdings to Borrower;

        (b)   Wholly-owned Subsidiaries of Borrower or another Credit Party (other than Holdings) may make Restricted Payments to their direct parents and non wholly-owned Subsidiaries of Borrower or another Credit Party (other than Holdings) may make Restricted Payments pro rata to the holders of their Stock;

        (c)   Borrower may pay dividends to Holdings to permit Holdings to repurchase Stock owned by employees of Borrower whose employment with Borrower and its Affiliates has been terminated, provided that such dividend payments shall not exceed $2,000,000 in any fiscal year or $5,000,000 during the term of this Agreement and provided that no Event of Default exists at the time of such Restricted Payment or would occur as a result thereof (provided that (i) the foregoing proviso shall not apply to amounts expended by Holdings pursuant to this clause (c) solely from (x) cash proceeds received from new issuances of Holdings Common Stock if received substantially contemporaneously with and used solely to effect a redemption of an executive's Stock and (y) the proceeds of key man life insurance if the proceeds are used to repurchase the Stock described above from a deceased employee or manager, and (ii) Holdings may repurchase Holdings Common Stock from management of Borrower or any Subsidiary through the cancellation of Indebtedness owing by such officer or manager);

        (d)   Borrower may pay dividends to Holdings solely for the payment of the reasonable out-of-pocket expenses of GTCR and its Affiliates to the extent incurred solely in connection with GTCR's or such Affiliate's investment in, and solely on behalf of, Holdings and Borrower; and

        (e)   Borrower may make Restricted Payments to Holdings to permit Holdings to make dividends to its stockholders that, when aggregated with all Restricted Payments previously made after the Closing Date pursuant to this Section 3.5(e), do not exceed an amount equal to 10% of the cumulative positive Net Income of the Borrower and its Subsidiaries for the period from January 1, 2004 through the end of the most recent Fiscal Quarter or Fiscal Year for which the Borrower has delivered the financial statements required pursuant to Section 4.5(a) or (b); provided, that (i) at the time of such Restricted Payment there shall exist no Default or Event of Default, (ii) the Borrower shall have delivered to the Agent a Compliance, Pricing and Excess Cash Certificate for the period of four full Fiscal Quarters immediately preceding such Restricted Payment (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 4.5) giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made on the last day of such four Fiscal Quarter period and evidencing compliance with the covenants set forth in Sections 4.2, 4.3 and 4.4 and a pro forma Leverage Ratio of not more than 1.0:1.0, in each case, as of the last day of such period, and (iii) after giving effect to such Restricted Payment, at least $15,000,000 of Borrowing Availability would exist.

        3.6    Restriction on Fundamental Changes.    Holdings and Borrower shall not and shall not cause or permit Borrower's Subsidiaries to directly or indirectly: (a) amend, modify or waive any term or provision of its organizational documents, including its articles of incorporation, certificates of designations pertaining to preferred stock, by-laws, partnership agreement or operating agreement unless required by law except if such amendment, modification, or waiver could not reasonably be expected to have an adverse effect on Agent or Lenders or affect in any respect any Liens in favor of Agent and Lenders; (b) enter into any transaction of merger or consolidation except pursuant to a Permitted Acquisition and except, upon not less than five (5) Business Days prior written notice to Agent, any Subsidiary of Borrower may be merged with or into any wholly-owned Subsidiary of Borrower so long as if either such Subsidiary was a Guarantor prior to such merger, the surviving Subsidiary is a Guarantor; (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (d) acquire by purchase or otherwise all or any substantial part of the business or assets of any other Person except pursuant to a Permitted Acquisition.

        Notwithstanding the foregoing, Borrower may acquire all or substantially all of the assets or Stock of any Person (the "Target") (in each case, a "Permitted Acquisition") subject to the satisfaction of each of the following conditions:

        (i)    Agent shall receive at least 15 Business Days' prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

        (ii)   such Permitted Acquisition shall only involve a business (a) of the type engaged in by Borrower as of the Closing Date, (b) substantially similar to the business engaged in by Borrower as of the Closing Date or (c) that transports on behalf of third parties data communications and which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrower prior to such Permitted Acquisition;

        (iii)  such Permitted Acquisition shall be consensual and shall have been approved by the Target's board of directors;

        (iv)  no additional Indebtedness, Guaranteed Indebtedness, Contingent Obligations or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of Borrower and Target after giving effect to such Permitted Acquisition, except (A) Loans made hereunder, and (B) ordinary course trade payables, accrued expenses and other Indebtedness of the Target to the extent permitted by Section 3.1 or 3.4;

        (v)   the aggregate consideration in connection with any single Permitted Acquisition shall not exceed $5,000,000 and all Permitted Acquisitions shall not exceed $15,000,000 (in each case, excluding up to $10,000,000 per acquisition of consideration paid in the form of Holdings Common Stock and including all transaction costs and all Indebtedness, liabilities and Contingent Obligations incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of Borrower and Target);

        (vi)  the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);

        (vii) at or prior to the closing of any Permitted Acquisition, Agent will be granted a first priority perfected Lien (subject to Permitted Encumbrances) in all assets acquired pursuant thereto or in the assets and Stock of the Target in each case to the extent set forth in Section 2.7(c), and Holdings and

Borrower and the Target shall have executed such documents and taken such actions as may be required by Agent in connection therewith;

        (viii) concurrently with delivery of the notice referred to in clause (i) above, Borrower shall have delivered to Agent, in form and substance reasonably satisfactory to Agent:

          (A)  a pro forma consolidated balance sheet, income statement and cash flow statement of Holdings and its Subsidiaries (the "Acquisition Pro Forma"), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Holdings and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith, and such Acquisition Pro Forma shall reflect that (x) average daily Borrowing Availability for the 60-day period preceding the consummation of such Permitted Acquisition would have exceeded $3,000,000 on a pro forma basis (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period) and the Acquisition Projections (as hereinafter defined) shall reflect that such Borrowing Availability of $3,000,000 shall continue for at least 60 days after the consummation of such Permitted Acquisition and (y) on a pro forma basis, no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition and Holdings and its Subsidiaries would have been in compliance with the financial covenants set forth in Section 4 for the four quarter period reflected in the Compliance, Pricing, and Excess Cash Certificate most recently delivered to Agent pursuant to Section 4.5(m) prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period);

          (B)  solely in respect of any Permitted Acquisition where the total aggregate consideration exceeds $2,000,000, projections covering the 1 year period commencing on the date of such Permitted Acquisition setting forth in form and substance reasonably satisfactory to the Agent the anticipated results of operations of the Target and Holdings and its Subsidiaries (the "Acquisition Projections") based upon historical financial data for the Target of a recent date reasonably satisfactory to Agent; which Acquisition Projections shall evidence that on a pro forma basis, after giving effect to any add-backs approved by Agent, (i) EBITDA for the four quarter period immediately following such Permitted Acquisition will be at least $1 greater than if such acquisition had not occurred and (ii) Holdings and its Subsidiaries shall continue to be in compliance with the financial covenants set forth in Section 4 for the 1 year period thereafter;

          (C)  a certificate of the chief financial officer of Borrower to the effect that: (v) Holdings and its Subsidiaries when taken as a whole will be Solvent upon the consummation of the Permitted Acquisition; (w) the Acquisition Pro Forma fairly presents in all material respects the financial condition of Holdings and its Subsidiaries (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; (y) the Acquisition Projections are a reasonable estimate of the future financial performance of Holdings and its Subsidiaries subsequent to the date thereof based upon the historical performance of Holdings and its Subsidiaries and Target and (z) Holdings and its Subsidiaries have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to Agent;

        (ix)  at least five (5) Business Days prior to the date of such Permitted Acquisition, Agent shall have received, in form and substance reasonably satisfactory to Agent, copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results, copies of all environmental reports and memoranda related thereto to the extent prepared in connection with such Permitted Acquisition, and other documents reasonably requested by Agent, including those specified in Section 2.7; and

        (x)   at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing.

        3.7    Disposal of Assets or Subsidiary Stock.    Holdings and Borrower shall not and shall not cause or permit any Credit Party to directly or indirectly convey, sell, lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of related transactions, any of its property, business or assets, whether now owned or hereafter acquired, except for (a) sales of inventory in good faith to customers for fair value in the ordinary course of business and dispositions of obsolete or worn out equipment not used or useful in the business; (b) Asset Dispositions by Borrower and Subsidiaries of Borrower that are Credit Parties (excluding sales of Accounts and Stock of any of Holdings' Subsidiaries) if all of the following conditions are met: (i) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $5,000,000 and the aggregate market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed $10,000,000; (ii) the consideration received is at least equal to the fair market value of such assets; (iii) at least 85% of the consideration received is cash; (iv) the Net Proceeds of such Asset Disposition are applied as required by Section 1.5(c); (v) after giving effect to the Asset Disposition and the repayment of Indebtedness with the proceeds thereof, Holdings and its Subsidiaries are in compliance on a pro forma basis with the covenants set forth in Section 4 recomputed for the most recently ended quarter for which information is available and is in compliance with all other terms and conditions of this Agreement; and (vi) no Default or Event of Default then exists or would result from such Asset Disposition; (c) Investments made to the extent permitted by Section 3.3; (d) leases (as lessee), licenses (as licensee), subleases (as sublessee) and sublicenses (as sublicensee) in the ordinary course of business; (e) liquidations of Cash Equivalents in the ordinary course of business and consistent with past practices; and (f) sales or discounts, in each case without recourse and in the ordinary course of business, of Accounts arising in the ordinary course of business (i) which are overdue, or (ii) which Borrower may reasonably determine are difficult to collect, but in each case only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables).

        3.8    Transactions with Affiliates.    Holdings and Borrower shall not and shall not cause or permit the other Credit Parties to directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other similar services) with any Affiliate or with any director, officer or employee of any Credit Party, except (a) as set forth on Schedule 3.8, (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of any such Credit Party or any of its Subsidiaries and upon fair and reasonable terms that are no less favorable to any such Credit Party or any of its Subsidiaries than would be obtained in a comparable arm's length transaction with a Person that is not an Affiliate, (c) payment of reasonable compensation to officers and employees for services actually rendered to any such Credit Party or any of its Subsidiaries (including the issuance of Holdings Common Stock to management employees of Borrower or its Subsidiaries), (d) payment of directors' fees, (e) transactions permitted by Sections 3.3(h) and 3.5, and (f) transactions among the Credit Parties expressly permitted by this Agreement.

        3.9    Conduct of Business.

        (a)   The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly engage in any business other than a business (a) of the type engaged in by Borrower and the other Credit Parties as of the Closing Date, (b) substantially similar to the business engaged in by Borrower and the other Credit Parties as of the Closing Date, or (c) that transports on behalf of third parties data communications.

        (b)   Holdings will engage in no business other than (i) its ownership of the Stock of Borrower and (ii) the issuance of Stock to the extent not prohibited by Section 3.19. Notwithstanding the foregoing, Holdings may engage in those activities that are incidental to (A) the maintenance of its corporate existence in compliance with applicable law, and its status as a publicly held company (B) legal, tax and accounting matters in connection with any of the foregoing activities, (C) entering into, and performing its obligations under, the Loan Documents to which it is a party and (D) entering into, and performing its obligations under, ordinary course guaranties permitted under Section 3.4.

        3.10    Changes Relating to Indebtedness.    Holdings and Borrower shall not and shall not cause or permit Borrower's Subsidiaries to directly or indirectly change or amend the terms of any of its Indebtedness permitted by Section 3.1(c), (i) or (j): (a) having an outstanding principal balance in excess of $5,000,000 if the effect of such amendment is to: (i) increase the interest rate on such Indebtedness by more than 1.00% over the amount set forth in the original documentation governing such Indebtedness; (ii) change the dates upon which payments of principal or interest are due on or principal amount of or the redemption or prepayment provisions of such Indebtedness or, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any such Indebtedness, other than Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 3.7(b); (iii) add or make more restrictive any event of default or any covenant with respect to such Indebtedness; or (iv) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to Holdings or any of its Subsidiaries or Lenders; or (b) which is Subordinated Debt if the effect of such amendment is to: (i) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); or (ii) increase the portion of interest payable in cash with respect to any Indebtedness for which interest is payable by the issuance of payment-in-kind notes or is permitted to accrue.

        3.11    Fiscal Year.    Each of Holdings and Borrower shall not change its Fiscal Year or permit any of Borrower's Subsidiaries to change its respective Fiscal Years.

        3.12    Press Release; Public Offering Materials.    Holdings and Borrower each agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days' prior notice to GE Capital and without the prior written consent of GE Capital unless, except as set forth below, such Person is required to do so under law and then, in any event, such Person will consult (unless prohibited by law) with GE Capital before issuing such press release or other public disclosure; provided however, such Person need not obtain such written consent to use GE Capital's name to refer to this Agreement to the extent such disclosure is in connection with a prospectus, proxy statement or other securities filing with the SEC or other Governmental Authority. Holdings and Borrower each consent to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to Holdings and Borrower for review and comment prior to the publication thereof. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

        3.13    Limitation on Creation of Subsidiaries.    Holdings and Borrower shall not and shall not permit Borrower's Subsidiaries to directly or indirectly establish, create or acquire any new Subsidiary, except that Borrower or any of its Subsidiaries may acquire, pursuant to a Permitted Acquisition, establish or create one or more wholly-owned Subsidiaries and transfer assets to such newly established or created Subsidiaries so long as the provisions of Section 2.7 are complied with and, in the case of an Investment in one or more Foreign Subsidiaries, the provisions of Section 3.3(1) have been complied with.

        3.14    Hazardous Materials.    Holdings and Borrower shall not and shall not cause or permit Borrower's Subsidiaries to cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities by the Credit Parties or any of their Subsidiaries under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than in the case of (a) or (b), such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

        3.15    ERISA; Foreign Pension Plans.    (a) Holdings and Borrower shall not and shall not cause or permit any ERISA Affiliate to cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

        (b)   Holdings and Borrower shall not and shall not cause or permit their Subsidiaries to establish, maintain and operate any Foreign Pension Plan that is not in compliance with all the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority or the respective requirements of the governing documents for such Foreign Pension Plan, where the failure to comply could reasonably be expected to have a Material Adverse Effect.

        3.16    Sale-Leasebacks.    Holdings and Borrower shall not and shall not cause or permit any of their Subsidiaries to engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

        3.17    Issuance of Capital Stock.

        (a)   Holdings will not issue (i) any preferred stock other than Permitted Holdings Preferred Stock or (ii) any redeemable common stock; and

        (b)   Holdings will not permit any Subsidiary of Holdings to issue any Stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, Stock, except (i) for transfers and replacements of the then outstanding shares of Stock, (ii) for stock splits, stock dividends and additional issuances which do not decrease the percentage ownership of Holdings or any of its Subsidiaries in any class of the Stock of Borrower or such Subsidiary, (iii) in the case of Foreign Subsidiaries of Borrower, to qualify directors to the extent required under applicable law, (iv) Subsidiaries of Borrower formed after the Closing Date pursuant to Section 3.13 may issue Stock to Borrower or the respective Subsidiary of Borrower which owns such Stock in accordance with the requirements of Section 3.13 and (v) any Foreign Subsidiary formed after the Closing Date pursuant to Section 3.13 may issue Stock to Borrower, any Subsidiary and any other investor if the Investment in such Foreign Subsidiary by Borrower and its Subsidiaries is made in accordance with Section 3.3. All Stock issued in accordance with this Section 3.17(b) shall, to the extent required by a Pledge Agreement, be delivered to Agent and pledged pursuant to a Pledge Agreement.

SECTION 4.
FINANCIAL COVENANTS/REPORTING

        Borrower covenants and agrees that from and after the date hereof until the Termination Date, Borrower shall perform and comply with, and shall cause each of the other Credit Parties to perform and comply with, all covenants in this Section 4 applicable to such Person.

        4.1    Capital Expenditure Limits.    (a) Borrower and its Subsidiaries on a consolidated basis shall not make Capital Expenditures that exceed in the aggregate $20,000,000 during any Fiscal Year (the "Capex Limit"); provided, however, that the Capex Limit referenced above will be increased in any period by the positive amount equal to the lesser of (i) 25% of the Capex Limit for the immediately prior period, and (ii) the amount (if any), equal to the difference obtained by taking the Capex Limit minus the actual amount of any Capital Expenditures expended during such prior period (the "Carry Over Amount"), and for purposes of measuring compliance herewith, the Carry Over Amount shall be deemed the last amount spent on Capital Expenditures in that succeeding period.

        (b)   Notwithstanding the foregoing, Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under the foregoing clause (a)) as follows: (i) Capital Expenditures with the Net Proceeds received by Borrower or any of its Subsidiaries from any Asset Disposition so long as such Capital Expenditures are to be made or contractually committed to be made within 180 days (or in the case of Net Proceeds received in respect of the loss, damage, destruction, casualty or condemnation of any assets of Borrower or its Subsidiary, 270 days) following the date of such Asset Disposition or to replace or restore any properties or assets in respect to which such Net Proceeds were paid to the extent such Net Proceeds are not required to be applied to repay the Term Loan pursuant to Section 1.5(c); and (ii) Capital Expenditures constituting Permitted Acquisitions.

        4.2    Minimum Fixed Charge Coverage Ratio.    Holdings, Borrower and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter set forth below, a Fixed Charge Coverage Ratio for the 12-month period then ended of not less than the following:

    1.5 to 1.0 for the Fiscal Quarter ending March 31, 2004;
    1.5 to 1.0 for the Fiscal Quarter ending June 30, 2004;
    1.5 to 1.0 for the Fiscal Quarter ending September 30, 2004;
    1.5 to 1.0 for the Fiscal Quarter ending December 31, 2004; and
    2.0 to 1.0 for each Fiscal Quarter ending thereafter.

        4.3    Minimum Interest Coverage Ratio.    Holdings, Borrower and its Subsidiaries on a consolidated basis shall have at the end of each Fiscal Quarter during the term of this Agreement, an Interest Coverage Ratio for the 12-month period then ended of not less than 5.0 to 1.0.

        4.4    Maximum Leverage Ratio.    Holdings, Borrower and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, a Leverage Ratio as of the last day of such Fiscal Quarter and for the 12-month period then ended of not more than the following:

    2.2 to 1.0 for the Fiscal Quarter ending March 31, 2004;
    2.2 to 1.0 for the Fiscal Quarter ending June 30, 2004;
    2.2 to 1.0 for the Fiscal Quarter ending September 30, 2004;
    2.1 to 1.0 for the Fiscal Quarter ending December 31, 2004;
    2.0 to 1.0 for the Fiscal Quarter ending March 31, 2005;
    1.9 to 1.0 for the Fiscal Quarter ending June 30, 2005;
    1.8 to 1.0 for the Fiscal Quarter ending September 30, 2005;
    1.7 to 1.0 for the Fiscal Quarter ending December 31, 2005;
    1.6 to 1.0 for the Fiscal Quarter ending March 31, 2006;
    1.5 to 1.0 for the Fiscal Quarter ending June 30, 2006;
    1.4 to 1.0 for the Fiscal Quarter ending September 30, 2006;
    1.3 to 1.0 for the Fiscal Quarter ending December 31, 2006;
    1.2 to 1.0 for the Fiscal Quarter ending March 31, 2007;
    1.1 to 1.0 for the Fiscal Quarter ending June 30, 2007; and
    1.0 to 1.0 for each Fiscal Quarter ending thereafter.

        4.5    Financial Statements and Other Reports.    Holdings and Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of Financial Statements in conformity with GAAP (it being understood that monthly Financial Statements are not required to have footnote disclosures). Borrower will deliver each of the Financial Statements and other reports described below to Agent and Agent will deliver, or cause to be delivered, copies thereof to the Lenders.

        (a)    Quarterly Financials.    Not later than the earlier of (i) 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Holdings, and (ii) the public filing with the SEC of Holdings' Form 10-Q for each such Fiscal Quarter, Borrower will deliver to Agent a copy of such Form 10-Q for such Fiscal Quarter and, to the extent not included therein, (1) the consolidated balance sheets of Holdings and its Subsidiaries, as at the end of such Fiscal Quarter, and the related consolidated statements of income, stockholders' equity and cash flow for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year of Holdings to the end of such Fiscal Quarter and (2) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year.

        (b)    Year-End Financials.    Not later than the earlier of (A) 90 days after the end of each Fiscal Year of Holdings and (B) the public filing with the SEC of Holdings' Form 10-K for such Fiscal Year, Borrower will deliver to Agent a copy of such Form 10-K for such Fiscal Year and, to the extent not included therein, (1) the consolidated balance sheets of Holdings and its Subsidiaries, as at the end of such year, and the related consolidated statements of income, stockholders' equity and cash flow for such Fiscal Year, and (2) a report with respect to the consolidated Financial statements from a firm of Certified Public Accountants selected by Borrower and reasonably acceptable to Agent, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the "Statement") "Reports on Audited Financial Statements" and such report shall be "Unqualified" (as such term is defined in such Statement.

        (c)    Accountants' Reports.    Promptly upon receipt thereof, Borrower will deliver copies of all significant reports submitted by Holdings' firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the Financial Statements or related internal control systems of Holdings or its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

        (d)    Appraisals.    From time to time, if Agent or any Lender determines that obtaining appraisals is necessary in order for Agent or such Lender to comply with applicable laws or regulations, Agent will, at Borrower's expense, obtain appraisal reports in form and substance and from appraisers satisfactory to Agent stating the then current fair market values of all or any portion of the Real Estate owned by Credit Parties. In addition to the foregoing, at Borrower's expense, at any time while and so long as an Event of Default shall have occurred and be continuing, and in the absence of an Event of Default not more than once during each calendar year, Agent may obtain appraisal reports in form and substance and from appraisers satisfactory to Agent stating the then current market values of all or any portion of the Real Estate and personal property owned by any of the Credit Parties.

        (e)    Budget.    As soon as available and in any event no later than sixty (60) days after the last day of each of Holdings' Fiscal Years, Borrower will deliver a Budget of Holdings and its Subsidiaries for the forthcoming Fiscal Year, month by month.

        (f)    SEC Filings and Press Releases.    Without duplication of the foregoing requirements, promptly upon their becoming available, Borrower will deliver copies (via electronic media or otherwise) of (1) all Financial Statements, reports, notices and proxy statements sent or made available by Holdings, Borrower or any of their respective Subsidiaries to their Stockholders, (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings, Borrower or any of their respective Subsidiaries with any securities exchange or with the SEC, any Governmental

Authority or any private regulatory authority, and (3) all press releases and other statements made available by Holdings, Borrower or any of their respective Subsidiaries to the public concerning developments in the business of any such Person.

        (g)    Events of Default, Etc.    Promptly upon any Responsible Officer of Holdings or Borrower obtaining knowledge of any of the following events or conditions, Borrower shall deliver copies of all notices given or received by Borrower or Holdings or any of their respective Subsidiaries with respect to any such event or condition and a certificate of Borrower's chief executive officer specifying the nature and period of existence of such event or condition and what action Holdings, Borrower or any of their respective Subsidiaries has taken, is taking and proposes to take with respect thereto any condition or event that constitutes, or which could reasonably be expected to result in the occurrence of, an Event of Default or Default or any event or condition that could reasonably be expected to result in any Material Adverse Effect.

        (h)    Litigation.    Promptly upon any Responsible Officer of Holdings or Borrower obtaining knowledge of (1) the institution of any action, charge, claim, demand, suit, proceeding, petition, governmental investigation, tax audit or arbitration now pending or threatened against or affecting any Credit Party or any of its Subsidiaries or any property of any Credit Party or any of its Subsidiaries ("Litigation") not previously disclosed by Borrower to Agent or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Credit Party or any of its Subsidiaries or any property of any Credit Party or any of its Subsidiaries which, in each case, could reasonably be expected to have a Material Adverse Effect, Borrower will promptly give notice thereof to Agent and provide such other information as may be reasonably available to them to enable Agent and its counsel to evaluate such matter.

        (i)    Notice of Corporate and other Changes.    Borrower shall provide prompt written notice of (1) any change after the Closing Date in the authorized and issued Stock of any Credit Party (other than Holdings) or any Subsidiary of any Credit Party (other than any change in the authorized and issued Stock of such Subsidiary held by Borrower or any of its Subsidiaries) or any amendment to the articles or certificate of incorporation, by-laws, partnership agreement or other organizational documents of any Credit Party, (2) any Subsidiary created or acquired by any Credit Party or any of its Subsidiaries after the Closing Date, such notice, in each case, to identify the applicable jurisdictions, capital structures or Subsidiaries, as applicable, (3) any changes to the list of Subsidiaries that are Credit Parties and (4) any other event that occurs after the Closing Date which would cause any of the representations and warranties in Section 5 of this Agreement (except to the extent such representation or warranty is made only as of the Closing Date) or in any other Loan Document to be untrue or misleading in any material respect. The foregoing notice requirement shall not be construed to constitute consent by any of the Lenders to any transaction referred to above which is not expressly permitted by the terms of this Agreement.

        (j)    Customer Concentration.    Borrower shall provide prompt written notice if any customer which was one of Borrower's and its Subsidiaries' largest five (5) customers on a consolidated basis in terms of revenue in the prior Fiscal Year gives notice that it intends to cancel its contract or significantly reduce its usage of services (or Borrower has reason to believe that such usage will be so reduced) if as a result thereof such customer could reasonably be expected to cease to be one of Borrower's and its Subsidiaries' largest ten (10) customers on a consolidated basis in the then current Fiscal Year.

        (k)    Reserved.

        (l)    Other Information.    With reasonable promptness, Borrower will deliver such other information and data with respect to Holdings or any Subsidiary of Holdings as from time to time may be reasonably requested by Agent.

        (m)    Compliance, Pricing and Excess Cash Certificate.    Together with each delivery of Financial Statements of Holdings and its Subsidiaries pursuant to Sections 4.5(a) and (b), Borrower will deliver a fully and properly completed Compliance, Pricing and Excess Cash Certificate (in substantially the same form as Exhibit 4.5(m) (the "Compliance, Pricing and Excess Cash Certificate") signed by Borrower's chief executive officer or chief financial officer.

        4.6    Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.    For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Agent pursuant to Section 4.5 or any other section (unless specifically indicated otherwise) shall be prepared in accordance with GAAP as in effect at the time of such preparation; provided that to the extent an Accounting Change results in a material change in the method of accounting in the financial statements required to be furnished to Agent hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Credit Parties will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, Borrower will furnish financial statements in accordance with such changes but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes; provided further that Borrower shall prepare footnotes to the Financial Statements required to be delivered hereunder that show the differences between the Financial Statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). All such adjustments described in clause (c) of the definition of the term Accounting Changes resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made.

SECTION 5.
REPRESENTATIONS AND WARRANTIES

        To induce Agent and Lenders to enter into the Loan Documents, to make Loans and to issue or cause to be issued Letters of Credit, Holdings and Borrower, jointly and severally, represent, warrant and covenant to Agent and each Lender that the following statements are and, after giving effect to the Related Transactions, will remain true, correct and complete until the Termination Date:

        5.1    Disclosure.    To the knowledge of any Responsible Officer of Holdings or Borrower, no representation or warranty of any Credit Party contained in this Agreement, the Financial Statements referred to in Section 5.5, the other Related Transactions Documents or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents or the Related Transactions Documents when taken as a whole contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

        5.2    No Material Adverse Effect.    Since December 31, 2003, there have been no events or changes in facts or circumstances affecting Holdings or any of its Subsidiaries which had or could reasonably be expected to have a Material Adverse Effect and that have not been disclosed herein or in the attached Disclosure Schedules.

        5.3    No Conflict.    The consummation of the Related Transactions does not and will not violate or conflict with any laws, rules, regulations or orders of any Governmental Authority or violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any

Contractual Obligation or organizational documents of Holdings or any of its Subsidiaries except if such violations, conflicts, breaches or defaults could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

        5.4    Organization, Powers, Capitalization and Good Standing.

        (a)    Organization and Powers.    Holdings and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where such qualification is required except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. The (i) jurisdiction of organization of Holding and each of its Subsidiaries and (ii) jurisdictions in which Holdings and each of its Subsidiaries is as of the Closing Date qualified to do business are set forth on Schedule 5.4(a). Holdings and each of its Subsidiaries has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Related Transactions Document to which it is a party and to incur the Obligations, grant liens and security interests in the Collateral and carry out the Related Transactions. As of the Closing Date, the Subsidiaries of Holdings that are Credit Parties are indicated as such on Schedule 5.4(a).

        (b)    Capitalization.    As of the Closing Date: (i) the authorized Stock of Holdings and each of its Subsidiaries is as set forth on Schedule 5.4(b); (ii) all issued and outstanding Stock of Holdings and each of its Subsidiaries is duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders, and such Stock was issued in compliance in all material respects with all applicable state, federal and foreign laws concerning the issuance of securities; (iii) the identity of the holders of the Stock of each of Borrower and its Subsidiaries and the percentage of their fully-diluted ownership of the Stock of each of Borrower and its Subsidiaries is set forth on Schedule 5.4(b); and (iv) no Stock of Holdings or any of its Subsidiaries, other than those described above, are issued and outstanding. Except as provided in Schedule 5.4(b), as of the Closing Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Holdings or any of its Subsidiaries of any Stock of any such entity.

        (c)    Binding Obligation.    This Agreement is, and the other Related Transactions Documents when executed and delivered will be, the legally valid and binding obligations of the applicable parties thereto, each enforceable against each of such parties, as applicable, in accordance with their respective terms.

        5.5    Financial Statements and Budget.    All Financial Statements concerning Holdings, Borrower and their respective Subsidiaries which have been or will hereafter be furnished to Agent pursuant to this Agreement, including those described in the following sentence, have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein) and do or will present fairly in all material respects the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject to, in the case of unaudited Financial Statements, the absence of footnotes and normal year-end adjustments. The consolidated balance sheets at December 31, 2003 and the related statement of income of Holdings and its Subsidiaries, for the Fiscal Year then ended, audited by Ernst & Young LLP.

        The Budget delivered on or prior to the Closing Date for Fiscal Year 2004 and each Budget delivered pursuant to Section 4.5(e) represent or will represent as of the date thereof the good faith estimate of Borrower and its senior management concerning the most probable course of its business it being understood that projections are subject to inherent uncertainties and that actual results may differ.

        5.6    Intellectual Property.    Each of Holdings and its Subsidiaries owns, is licensed to use or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted except where such failure could not be reasonably expected to have a Material Adverse Effect and all registered Intellectual Property is properly registered and is identified on Schedule 5.6. Except as disclosed in Schedule 5.6, to the knowledge of any Responsible Officer of Holdings or Borrower, the use of such Intellectual Property by Holdings and its Subsidiaries and the conduct of their businesses does not and has not been alleged by any Person to infringe on the rights of any Person.

        5.7    Investigations, Audits, Etc.    As of the Closing Date, except as set forth on Schedule 5.7, neither Holdings nor any of its Subsidiaries is the subject of any review or audit by the IRS or any governmental investigation concerning the violation or possible violation of any law.

        5.8    Employee Matters.    Except as set forth on Schedule 5.8, (a) neither Holdings nor any Domestic Subsidiary nor any of their respective employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of Holdings or any Domestic Subsidiary and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of Holdings or any Domestic Subsidiary, (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of any Responsible Officer of Holdings or Borrower after due inquiry, threatened between Holdings or any other Credit Party and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (d) hours worked by and payment made to employees of each of Holdings and its Domestic Subsidiaries comply in all material respects with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters.

        5.9    Solvency.    Holdings and its Subsidiaries when taken as a whole are Solvent.

        5.10    Litigation; Adverse Facts.    Except as set forth on Schedule 5.10, there are no judgments outstanding against Holdings or any of its Subsidiaries or affecting any property of Holdings or any of its Subsidiaries, nor is there any Litigation pending, or to the knowledge of any Responsible Officer of Holdings or Borrower threatened, against Holdings or any of its Subsidiaries which could reasonably be expected to result in any Material Adverse Effect.

        5.11    Use of Proceeds; Margin Regulations.

        (a)   No part of the proceeds of any Loan will be used for "buying" or "carrying" "margin stock" within the respective meanings of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any other purpose that violates the provisions of the regulations of the Board of Governors of the Federal Reserve System. If requested by Agent, Holdings and Borrower will, and will cause each of Borrower's Subsidiaries to, furnish to Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

        (b)   Borrower shall utilize the proceeds of the Loans solely for the Refinancing (and to pay any related transaction expenses), and for the financing of Borrower's ordinary working capital and general corporate needs. Schedule 5.11 contains a description of Borrower's sources and uses of funds as of the Closing Date, including Loans and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred for particular uses.

        5.12    Ownership of Property; Liens.    As of the Closing Date, the real estate ("Real Estate") listed in Schedule 5.12 constitutes all of the real property owned, leased, subleased, or used by any Credit Party. Each of the Credit Parties owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on Schedule 5.12, and copies of each material lease or a summary of terms thereof reasonably satisfactory to Agent have been delivered to Agent. Schedule 5.12 further describes any

Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date. Each of the Credit Parties and each of its Subsidiaries also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets. As of the Closing Date, none of the properties and assets of any Credit Party or any of its Subsidiaries are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Responsible Officer of Borrower that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances against the properties or assets of any Credit Party. Each of the Credit Parties has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party's right, title and interest in and to all such Real Estate and other properties and assets except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.12 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, no portion of any Credit Party's Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

        5.13    Environmental Matters.

        (a)   Except as set forth in Schedule 5.13, as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that could not reasonably be expected to adversely impact the value or marketability of such Real Estate and that could not reasonably be expected to result in Environmental Liabilities of Holdings or its Subsidiaries in excess of $500,000 in the aggregate; (ii) neither Holdings nor any Subsidiary of Holdings has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of their Real Estate; (iii) Holdings and its Subsidiaries are and have been in compliance with all Environmental Laws, except for such noncompliance that could not reasonably be expected to result in Environmental Liabilities of Holdings or its Subsidiaries in excess of $500,000 in the aggregate; (iv) Holdings and its Subsidiaries have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits could not reasonably be expected to result in Environmental Liabilities of Holdings or its Subsidiaries in excess of $500,000 in the aggregate, and all such Environmental Permits are valid, uncontested and in good standing; (v) neither Holdings nor any Subsidiary of Holdings is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of Holdings or any Subsidiary of Holdings which could reasonably be expected to be in excess of $500,000 in the aggregate, and neither Holdings nor any Subsidiary of Holdings has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $500,000 in the aggregate or injunctive relief against, or that alleges criminal misconduct by, Holdings or any Subsidiary of Holdings; (vii) no notice has been received by Holdings or any Subsidiary of Holdings identifying any of them as a "potentially responsible party" or requesting information under CERCLA or analogous state statutes, and to the knowledge of any Responsible Officer of any the Credit Parties, there are no facts, circumstances or conditions that could reasonably be expected to result in any of Holdings or its Subsidiaries being identified as a "potentially responsible party" under CERCLA or analogous state statutes; and (viii) Holdings and its Subsidiaries have provided to Agent copies of all environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any of

Holdings or its Subsidiaries to the extent the foregoing are in the possession, custody or control of Holdings or its Subsidiaries.

        (b)   Holdings and Borrower each hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or affairs of Holdings or its Subsidiaries and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence Holding's or its Subsidiaries' conduct with respect to the ownership, operation or management of any of their Real Estate or compliance with Environmental Laws or Environmental Permits.

        5.14    ERISA; Foreign Pension Plans.

        (a)   Schedule 5.14 lists all material Plans and material Foreign Pension Plans that are sponsored or maintained by any Credit Party and all Title IV Plans, Multiemployer Plans that any Credit Party or ERISA Affiliate contributes to, sponsors or maintains. Copies of all Title IV Plans, together with a copy of the latest Form 5500-series report for each such Title IV Plan have been made available to Agent. Except with respect to Multiemployer Plans, each Qualified Plan has received a favorable determination from the IRS, is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the IRS with respect to such prototype plan, or is within the applicable remedial amendment period. Except as would not be reasonably expected to have a Material Adverse Effect: (i) each Plan is in compliance with the applicable provisions of ERISA and the IRC, (ii) neither any Credit Party nor ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any Title IV Plan and (iii) neither any Credit Party nor ERISA Affiliate has engaged in a non-exempt "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

        (b)   Except as set forth in Schedule 5.14: (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Responsible Officer of Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan that could reasonably be expected to have a Material Adverse Effect; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur a material liability as a result of a complete or partial withdrawal from a Multiemployer Plan; and (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a "standard termination" as that term is used in Section 4041(b)(1) of ERISA.

        (c)   (i) Except as would not reasonably be expected to have a Material Adverse Effect, each Foreign Pension Plan is in compliance and in good standing (to the extent such concept exists in the relevant jurisdiction) in all material respects with all laws, regulations and rules applicable thereto, including all funding requirements, and the respective requirements of the governing documents for such Foreign Pension Plan; (ii) with respect to each Foreign Pension Plan maintained or contributed to by any Credit Party or any Subsidiary of a Credit Party, (A) that is required by applicable law to be funded in a trust or other funding vehicle, such Foreign Pension Plan is in compliance with applicable law regarding funding requirements except to the extent permitted under applicable law and (B) that is not required by applicable law to be funded in a trust or other funding vehicle, reasonable reserves have been established where required by ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained; and (iii) no actions or proceedings have been taken or instituted to terminate or wind-up a Foreign Pension Plan with respect to which the Credit Parties or any Subsidiary of a Credit Party could reasonably be expected to have any material liability.

        5.15    Brokers.    No broker or finder (other than the underwriters in connection with the Initial Public Offering) acting on behalf of any Credit Party or Affiliate thereof brought about the obtaining, making or closing of the Loans or the Related Transactions, and except for underwriters' discounts and commissions in connection with the Initial Public Offering, no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

        5.16    Line Usage Agreements.    As of the Closing Date, Borrower and its Domestic Subsidiaries has provided to Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all telecommunications services agreements under which Borrower or a Domestic Subsidiary, as the purchaser of services, is required to satisfy minimum revenue or usage commitments in excess of $5,000,000 during the term of such agreement.

        5.17    Insurance.    Schedule 5.17 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the key business terms of each such policy such as deductibles, coverage limits and term of policy.

        5.18    Tax Shelter Registration.    No Credit Party or Subsidiary of any Credit Party intends to treat any of the transactions contemplated by any Loan Document as being a "reportable transaction" within the meaning of Treasury Regulation section 1.6011-4.

SECTION 6.
DEFAULT, RIGHTS AND REMEDIES

        6.1    Event of Default.    "Event of Default" shall mean the occurrence or existence of any one or more of the following:

        (a)    Payment.    (1) Failure to pay any installment or other payment of principal of any Loan when due, or to repay Revolving Loans to reduce their balance to the maximum amount of Revolving Loans then permitted to be outstanding or to reimburse any L/C Issuer for any payment made by such L/C Issuer under or in respect of any Letter of Credit when due or (2) failure to pay, within three (3) Business Days after the due date, any interest on any Loan or any other amount due under this Agreement or any of the other Loan Documents; or

        (b)    Default in Other Agreements.    (1) Any Credit Party or any of its Subsidiaries fails to pay when due or within any applicable grace period any principal or interest on Indebtedness (other than the Loans) or any Contingent Obligations or (2) breach or default of any Credit Party or any of its Subsidiaries, or the occurrence of any condition or event, with respect to any Indebtedness (other than the Loans) or any Contingent Obligations, in each case, if the effect of such failure to pay, breach, default or occurrence is to cause or to permit the holder or holders then to cause, Indebtedness and/or Contingent Obligations having a principal amount in excess of $2,500,000 individually or in excess of $5,000,000 in the aggregate to become or be declared due prior to their stated maturity; or

        (c)    Breach of Certain Provisions.    Failure of any Credit Party to perform or comply with any term or condition contained in that portion of Section 2.2 relating to the Credit Parties' obligation to maintain insurance, Section 2.3, Section 2.4, Section 3 or Section 4; or

        (d)    Breach of Warranty.    Any representation, warranty, certification or other statement made by any Credit Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Loan Document is false in any material respect (without duplication of materiality qualifiers contained therein) on the date made; or

        (e)    Other Defaults Under Loan Documents.    Any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents (other than occurrences described in other provisions of this Section 6.1 for which a different grace or cure period is specified, or for which no cure period is specified and which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (1) receipt by Borrower of notice from Agent or Requisite Lenders of such default or (2) actual knowledge of a Responsible Officer of Holdings or Borrower of such default; or

        (f)    Involuntary Bankruptcy; Appointment of Receiver, Etc.    (1) A court enters a decree or order for relief with respect to any Credit Party in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against any Credit Party, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party, or over all or a substantial part of its property, is entered; or (c) a receiver, trustee or other custodian is appointed without the consent of a Credit Party, for all or a substantial part of the property of the Credit Party; or (d) an order, judgment or decree is entered against any Credit Party decreeing the dissolution or split up of such Credit Party; or

        (g)    Voluntary Bankruptcy; Appointment of Receiver, Etc.    (1) Any Credit Party commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) any Credit Party makes any assignment for the benefit of creditors; or (3) the Board of Directors of any Credit Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 6.1(g); or

        (h)    Judgment and Attachments.    Any money judgment, writ or warrant of attachment, or similar process (other than those described elsewhere in this Section 6.1) involving an amount in excess of $2,000,000 (in any individual case or in the aggregate) in either case to the extent not adequately covered by insurance in Agent's sole discretion as to which the insurance company has acknowledged coverage, is entered or filed against one or more of the Credit Parties or their Subsidiaries or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder; or

        (i)    Solvency.    The Credit Parties when taken as a whole cease to be Solvent; or

        (j)    Invalidity of Loan Documents.    Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Credit Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

        (k)    Change of Control.    A Change of Control occurs; or

        (l)    Subordinated Indebtedness.    The failure of Holdings or any of its Subsidiaries or any creditor of Holdings or any of its Subsidiaries to comply with the material terms of any subordination or intercreditor agreement or any subordination provisions of any note or other document, running to the benefit of Agent or Lenders in respect of any Indebtedness, or if any such document becomes null and void or, with respect to Indebtedness having an outstanding principal amount of $2,500,000 individually or $5,000,000 in the aggregate, any party denies further liability under any such document or provides notice to that effect.

        6.2    Suspension or Termination of Commitments.    Upon the occurrence of any Event of Default, Agent, at the request of Requisite Revolving Lenders, shall, without notice or demand, immediately suspend or terminate all or any portion of Lenders' obligations to make additional Loans or issue or cause to be issued Letters of Credit under the Revolving Loan Commitment; provided that, if the Event of Default is waived by Requisite Revolving Lenders, the Commitments shall be reinstated.

        6.3    Acceleration and other Remedies.    Upon the occurrence of any Event of Default described in Sections 6.1(f) or 6.1(g), the Commitments shall be immediately terminated and all of the Obligations, including the Revolving Loans, shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the Commitment shall thereupon terminate. Upon the occurrence and during the continuance of any other Event of Default, Agent, at the request of the Requisite Lenders, shall, by written notice to Borrower (a) reduce the aggregate amount of the Commitments from time to time, (b) declare all or any portion of the Loans and all or any portion of the other Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon, (c) terminate all or any portion of the obligations of Agent, L/C Issuers and Lenders to make Revolving Credit Advances and issue Letters of Credit, (d) demand that Borrower immediately deliver cash to Agent for the benefit of L/C Issuers (and Borrower shall then immediately so deliver) in an amount equal to 105% of the aggregate outstanding Letter of Credit Obligations and (e) exercise any other remedies which may be available under the Loan Documents or applicable law. Borrower hereby grants to Agent, for the benefit of L/C Issuers and each Lender with a participation in any Letters of Credit then outstanding, a security interest in such cash collateral to secure all of the Letter of Credit Obligations. Any such cash collateral shall be made available by Agent to L/C Issuers to reimburse L/C Issuers for payments of drafts drawn under such Letters of Credit and any fees, Charges and reasonable expenses of L/C Issuers with respect to such Letters of Credit and the unused portion thereof, after all such Letters of Credit shall have expired or been fully drawn upon, shall be applied to repay any other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon and all Obligations shall have been satisfied and paid in full, the balance, if any, of such cash collateral shall be returned to Borrower. Borrower shall from time to time execute and deliver to Agent such further documents and instruments as Agent may request with respect to such cash collateral.

        6.4    Performance by Agent.    If any Credit Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents and as a result thereof an Event of Default shall have occurred and be continuing, Agent may perform or attempt to perform such covenant, duty or agreement on behalf of such Credit Party. In such event, Holdings or Borrower shall, at the request of Agent, promptly pay any amount reasonably expended by Agent in such performance or attempted performance to Agent, together with interest thereon at the applicable rate of interest in effect upon the occurrence of an Event of Default as specified in Section 1.2(d) from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Agent shall not have any liability or responsibility for the performance of any obligation of any Credit Party under this Agreement or any other Loan Document.

        6.5    Application of Proceeds.    Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower, and Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent and (b) in the absence of a specific determination by Agent with respect thereto, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to all Fees, costs and expenses incurred by or owing to Agent and any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth to any other obligations of Borrower owing to Agent or any Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

SECTION 7.
CONDITIONS TO LOANS

        The obligations of Lenders and L/C Issuers to make Loans and to issue or cause to be issued Letters of Credit are subject to satisfaction of all of the applicable conditions set forth below.

        7.1    Conditions to Initial Loans.    The obligations of Lenders and L/C Issuers to make the initial Loans and to issue or cause to be issued Letters of Credit on the Closing Date are, in addition to the conditions precedent specified in Section 7.2, subject to the delivery of all documents listed on, the taking of all actions set forth on and the satisfaction of all other conditions precedent listed in Annex C or in the closing checklist, all in form and substance, or in a manner, reasonably satisfactory to Agent and Lenders.

        7.2    Conditions to All Loans.    Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Advance or incur any Letter of Credit Obligation, if, as of the date thereof (the "Funding Date"):

        (a)   any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date, and Agent or Requisite Revolving Lenders have determined not to make such Advance or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;

        (b)   any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), and Agent or Requisite Revolving Lenders shall have determined not to make any Advance or incur any Letter of Credit Obligation as a result of that Default or Event of Default; or

        (c)   after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), the outstanding amount of the Revolving Loan would exceed remaining Borrowing Availability.

The request and acceptance by Borrower of the proceeds of any Advance, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a LIBOR Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrower that the conditions in this Section 7.2 have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Agent's Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

SECTION 8.
ASSIGNMENT AND PARTICIPATION

        8.1    Assignment and Participations.

        (a)   Subject to the terms of this Section 8.1, any Lender may make assignments to a Qualified Assignee of, or sell participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Commitment or any portion thereof or interest therein, including any

Lender's rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement (an "Assignment Agreement" substantially in the form attached hereto as Exhibit 8.1 and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent); (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $2,500,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $2,500,000; (iv) require a payment to Agent of an assignment fee of $3,500 and (v) so long as no Event of Default has occurred and is continuing, require the consent of Borrower, which shall not be unreasonably withheld or delayed with respect to a Qualified Assignee. Notwithstanding the above, with the consent of Borrower, which shall not be unreasonably withheld or delayed and shall not be required during the continuance of an Event of Default, Agent may in its sole and absolute discretion permit any assignment by a Lender to a Person or Persons that are not Qualified Assignees. In the case of an assignment by a Lender under this Section 8.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a "Lender." In all instances, each Lender's liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender's Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 8.1(a), (a) any Lender may at any time pledge the Obligations held by it and such Lender's rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, (b) any Lender that is an investment fund may assign the Obligations held by it and such Lender's rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor or pledge such Obligations and rights to trustee for the benefit of its investors and (c) any Lender may assign the Obligations to an Affiliate of such Lender or to a Person that is a Lender prior to the date of such assignment.

        (b)   Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.8, 1.9, 8.3 and 9.1, Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a "Lender." Except as set forth in the preceding sentence neither Borrower nor any other Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

        (c)   Except as expressly provided in this Section 8.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

        (d)   Holdings and Borrower shall assist each Lender permitted to sell assignments or participations under this Section 8.1 as required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the prompt preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants, all on a timetable established by Agent in its sole discretion. Holdings and Borrower shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials, except that any Budget delivered by Borrower shall only be certified by Borrower as having been prepared by Borrower in compliance with the representations contained in Section 5.5. Agent shall maintain in its offices a "register" for recording name, address, commitment and Loans owing to each Lender.

        (e)   A Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 9.13.

        (f)    So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.8(a), increased costs or an inability to fund LIBOR Loans under Section 1.8(b), or withholding taxes in accordance with Section 1.9.

        8.2    Agent.

        (a)    Appointment.    Each Lender hereby designates and appoints GE Capital as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Agent to execute and deliver the Collateral Documents and to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders' consent be obtained in certain instances as provided in this Section 8.2 and Section 9.2. The provisions of this Section 8.2 are solely for the benefit of Agent and Lenders and neither Holdings nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Holdings or any of its Subsidiaries. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

        (b)    Nature of Duties.    The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of each Credit Party in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of each Credit Party, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein). Agent shall promptly forward to the Lenders all financial statements and other such other documents as expressly provided for herein; provided that Agent shall have no liability to any Lender for any failure to deliver such information to any Lender. If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender. Agent shall promptly notify each Lender any time that the Requisite Lenders or Requisite Revolving Lenders have instructed Agent to act or refrain from acting pursuant hereto.

        (c)    Rights, Exculpation, Etc.    Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In no event shall Agent be liable for punitive, special, consequential, incidental, exemplary or other similar damages. In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but neither Agent nor any of its agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Credit Party. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Credit Party, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Requisite Lenders, Requisite Revolving Lenders or all affected Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant. If such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Requisite Lenders, Requisite Revolving Lenders or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders, Requisite Revolving Lenders or all affected Lenders, as applicable; and, notwithstanding the instructions of Requisite Lenders, Requisite Revolving Lenders or all affected Lenders, as applicable, Agent shall have no obligation to take any action if it believes, in good faith, that such action is deemed to be illegal by Agent or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with Section 8.2(e).

        (d)    Reliance.    Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, fax or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

        (e)    Indemnification.    Lenders will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys' fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent under this Agreement or any of the Loan Documents, in proportion to each Lender's Pro Rata Share, but only to the extent that any of the foregoing is not reimbursed by Borrower; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent's gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by the Requisite Lenders, Requisite Revolving Lenders or such other portion of the Lenders as shall be prescribed by this Agreement until such additional indemnity is furnished. The obligations of Lenders under this Section 8.2(e) shall survive the payment in full of the Obligations and the termination of this Agreement.

        (f)    GE Capital Individually.    With respect to its Commitments hereunder, GE Capital shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders," "Requisite Lenders," "Requisite Revolving Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include GE Capital in its individual capacity as a Lender or one of the Requisite Lenders or Requisite Revolving Lenders. GE Capital, either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to and generally engage in any kind of banking, trust or other business with any Credit Party and any Subsidiary of any Credit Party as if it were not acting as Agent pursuant hereto and without any duty to account therefor to Lenders. GE Capital, either directly or through strategic affiliations, may accept fees and other consideration from any Credit Party and any Subsidiary of any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

        (g)    Successor Agent.

          (i)    Resignation.    Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days' prior written notice to Borrower and Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided in clause (ii) below.

          (ii)    Appointment of Successor.    Upon any such notice of resignation pursuant to clause (i) above, Requisite Lenders shall appoint a successor Agent which, unless an Event of Default has occurred and is continuing, shall be reasonably acceptable to Borrower. If a successor Agent shall not have been so appointed within the thirty (30) Business Day period referred to in clause (i) above, the retiring Agent, upon notice to Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.

          (iii)    Successor Agent.    Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent's resignation as Agent, the provisions of this Section 8.2 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it in its capacity as Agent.

        (h)    Collateral Matters.

          (i)    Release of Collateral.    Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (x) upon termination of the Commitments and payment and satisfaction of all Obligations (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted), (y) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry) or (z) in accordance with Section 3.2(d).

          (ii)    Confirmation of Authority; Execution of Releases.    Without in any manner limiting Agent's authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 8.2(h)(i)), each Lender agrees to confirm in writing, upon request by Agent or Borrower, the authority to release any Collateral conferred upon Agent under clauses (x) and (y) of Section 8.2(h)(i). Upon receipt by Agent of any required confirmation from the Requisite Lenders of its authority to release any particular item or types of Collateral, and upon at least ten (10) Business Days' prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent upon such Collateral; provided, however, that (x) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (y) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Credit Party, in respect of), all interests retained by any Credit Party, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

          (iii)    Absence of Duty.    Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Collateral Documents exists or is owned by Borrower or any other Credit Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 8.2(h) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Collateral Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in property covered by the Collateral Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders, provided that Agent shall exercise the same care which it would in dealing with loans for its own account.

        (i)    Agency for Perfection.    Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent's security interest in assets which, in accordance with the Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor, shall deliver such assets to Agent or in accordance with

Agent's instructions or transfer control to Agent in accordance with Agent's instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any collateral security for the Loans unless instructed to do so by Agent in writing, it being understood and agreed that such rights and remedies may be exercised only by Agent.

        (j)    Notice of Default.    Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and Fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Requisite Lenders in accordance with Section 6. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

        (k)    Lender Actions Against Collateral.    Each Lender agrees that it will not take any action, nor institute any actions or proceedings, with respect to the Loans, against Borrower or any Credit Party hereunder or under the other Loan Documents or against any of the Real Estate encumbered by Mortgages without the consent of the Required Lenders. With respect to any action by Agent to enforce the rights and remedies of Agent and the Lenders under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver its Notes to Agent to the extent necessary to enforce the rights and remedies of Agent for the benefit of the Lenders under the Mortgages in accordance with the provisions hereof.

        8.3    Set Off and Sharing of Payments.    In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender's Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Shares. Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such amount so set off to the Agent for the benefit of all Lenders in accordance with their Pro Rata Shares.

        8.4    Disbursement of Funds.    Agent may, on behalf of Lenders, disburse funds to Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Loan before Agent disburses same to Borrower. If Agent elects to require that each Lender make funds available to Agent prior to a disbursement by Agent to Borrower, Agent shall advise each Lender by telephone or fax of the amount of such Lender's Pro Rata Share of the Loan requested by Borrower no later than 1:00 p.m. (New York time) on the Funding Date applicable thereto, and each such Lender shall pay Agent such Lender's Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent's account on such Funding Date. If any Lender fails to pay the amount of its

Pro Rata Share within one (1) Business Day after Agent's demand, Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Agent. Any repayment required pursuant to this Section 8.4 shall be without premium or penalty. Nothing in this Section 8.4 or elsewhere in this Agreement or the other Loan Documents, including the provisions of Section 8.5, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

        8.5    Disbursements of Advances; Payment.

        (a)    Advances; Payments.

          (i)    Revolving Lenders shall refund or participate in the Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1(c). If the Swing Line Lender declines to make a Swing Line Loan or if Swing Line Availability is zero, Agent shall notify Revolving Lenders, promptly after receipt of a Notice of Revolving Credit Advance and in any event prior to 1:00 p.m. (New York time) on the date such Notice of a Revolving Credit Advance is received, by fax, telephone or other similar form of transmission. Each Revolving Lender shall make the amount of such Lender's Pro Rata Share of such Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent's account as set forth in Section 1.1(e) not later than 3:00 p.m. (New York time) on the requested Funding Date in the case of an Index Rate Loans and not later than 11:00 a.m. (New York time) on the requested Funding Date in the case of a LIBOR Loan. After receipt of such wire transfers (or, in the Agent's sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to Borrower. All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

          (ii)   At least once each calendar week or more frequently at Agent's election (each, a "Settlement Date"), Agent shall advise each Lender by telephone or fax of the amount of such Lender's Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments and Advances required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender's Pro Rata Share of principal, interest and Fees paid by Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender's account (as specified by such Lender in Annex E or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date. To the extent that any Lender (a "Non-Funding Lender") has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender's Pro Rata Share of all payments received from Borrower.

        (b)    Availability of Lender's Pro Rata Share.    Agent may assume that each Revolving Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each Funding Date. If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent's demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent. Nothing in this Section 8.5(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. To the extent that Agent advances funds to Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

        (c)    Return of Payments.

          (i)    If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

          (ii)   If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

        (d)    Non-Funding Lenders.    The failure of any Non-Funding Lender to make any Revolving Credit Advance or any payment required by it hereunder, or to purchase any participation in any Swing Line Loan to be made or purchased by it on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an "Other Lender") of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a "Lender" or a "Revolving Lender" (or be included in the calculation of "Requisite Lenders" or "Requisite Revolving Lenders" hereunder) for any voting or consent rights under or with respect to any Loan Document.

        (e)    Dissemination of Information.    Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so.

        (f)    Actions in Concert.    Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders. Agent is authorized to issue all notices to be issued by or on behalf of the Lenders with respect to any Subordinated Debt.

SECTION 9.
MISCELLANEOUS

        9.1    Indemnities.    Borrower agrees to indemnify, pay, and hold Agent, each Lender, each L/C Issuer and their respective officers, directors, employees, agents, and attorneys (the "Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable fees and expenses of counsel to such Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitees as a result of such Indemnitees being a party to this Agreement or the transactions consummated pursuant to this Agreement or otherwise relating to any of the Related Transactions; provided, that Borrower shall have no obligation to an Indemnitee hereunder with respect to liabilities to the extent resulting from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

        9.2    Amendments and Waivers.

        (a)   Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, and by Requisite Lenders, Requisite Revolving Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

        (b)   No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 7.2 to the making of any Loan or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Agent, Requisite Revolving Lenders and Borrower. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans or the incurrence of Letter of Credit Obligations set forth in Section 7.2 unless the same shall be in writing and signed by Agent, Requisite Revolving Lenders and Borrower.

        (c)   No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender's Commitment (which action shall be deemed only to affect those Lenders whose Commitments are increased and may be approved by Requisite Lenders, including those Lenders whose Commitments are increased); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender (which action shall be deemed only to affect those Lenders to whom such payments are made); (v) release any Guaranty or, except as otherwise permitted in Section 3.7, release Collateral with a book value exceeding 10% of the book value of all assets in the aggregate in any one (1) year (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 9.2 or the definitions of the terms "Requisite Lenders" or "Requisite Revolving Lenders" insofar as such definitions affect the substance of this Section 9.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or L/C Issuers under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent or L/C Issuers, as the case may be, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

        9.3    Notices.    Any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by fax, on the date of transmission if transmitted on a Business Day before 4:00 p.m. (New York time); (c) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed; or (d) if delivered by U.S. mail, four (4) Business Days after deposit with postage prepaid and properly addressed.

        Notices shall be addressed as follows:

If to Borrower:	Transaction Network Services, Inc. 11480 Commerce Park Drive – Suite 600 Reston, Virginia 20191
With a copy to:	Transaction Network Services, Inc. 11480 Commerce Park Drive – Suite 600 Reston, Virginia 20191
and,
Kirkland & Ellis LLP 200 East Randolph Drive Chicago, Illinois 60601
If to Agent or GE Capital:	GENERAL ELECTRIC CORPORATION 500 West Monroe Chicago, Illinois 60661
With a copy to:	GENERAL ELECTRIC CAPITAL CORPORATION 201 High Ridge Road Stamford, Connecticut 06927-5100
and
GENERAL ELECTRIC CAPITAL CORPORATION 500 West Monroe Street Chicago, Illinois 60661
If to a Lender:	To the address set forth on the signature page hereto or in the applicable Assignment Agreement

        9.4    Failure or Indulgence Not Waiver; Remedies Cumulative.    No failure or delay on the part of Agent or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

        9.5    Marshaling; Payments Set Aside.    Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that Borrower makes payment(s) or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

        9.6    Severability.    The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.

        9.7    Lenders' Obligations Several; Independent Nature of Lenders' Rights.    The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan. Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

        9.8    Headings.    Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

        9.9    Applicable Law.    THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS WHICH DOES NOT EXPRESSLY SET FORTH APPLICABLE LAW SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

        9.10    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that Borrower may not assign its rights or obligations hereunder without the written consent of all Lenders.

        9.11    No Fiduciary Relationship; Limited Liability.    No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to Borrower by Agent or any Lender. Borrower agrees that neither Agent nor any Lender shall have liability to Borrower (whether sounding in tort, contract or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought as determined by a final non-appealable order by a court of competent jurisdiction. Neither Agent nor any Lender shall have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

        9.12    Construction.    Agent, each Lender, Holdings and Borrower acknowledge that each of them and each other Credit Party has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by Agent, each Lender, Holdings, Borrower and each other Credit Party.

        9.13    Confidentiality.    Agent and each Lender agree to keep confidential, using the same standard of care as used in protecting their own confidential information (but no less than a reasonable degree of care), any non-public information delivered pursuant to the Loan Documents and not to disclose such information to Persons other than to potential assignees or participants or to Persons employed by or engaged by Agent a Lender or a Lender's assignees or participants including attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services; provided such Persons are subject to a duty of confidentiality with respect to the information disclosed that is at least as restrictive as the confidentiality obligations contained in this Section 9.13. The confidentiality provisions contained in this Section 9.13 shall not apply to disclosures (i) required to be made by Agent or any Lender to any regulatory or governmental agency or pursuant to legal process; provided that Agent or such Lender shall (to the extent permitted by any regulatory or governmental agency) to provide Borrower with prompt notice of such requested disclosure so that Borrower may seek a protective order or other appropriate remedy and, in any event, Agent or such Lender will endeavor to provide only that portion of such information which, in the reasonable judgment of Agent or such Lender, as the case may be, is relevant or legally required to provide or (ii) consisting of general portfolio information that does not identify Borrower. The obligations of Agent and Lenders under this Section 9.13 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof. In no event shall Agent or any Lender be obligated or required to return any such information or other materials furnished by any Credit Party.

        9.14    CONSENT TO JURISDICTION.    EACH PARTY HERETO HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN COOK COUNTY, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS. BORROWER AND CREDIT PARTIES HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. BORROWER AND CREDIT PARTIES IN ANY EVENT WILL USE ALL COMMERCIALLY REASONABLE EFFORTS TO PRODUCE IN ANY SUCH DISPUTE RESOLUTION PROCEEDING, AT THE TIME AND IN THE MANNER REQUESTED BY AGENT OR ANY LENDER, ALL PERSONS, DOCUMENTS (WHETHER IN TANGIBLE, ELECTRONIC OR OTHER FORM) OR OTHER THINGS UNDER THEIR CONTROL AND RELATING TO THE DISPUTE.

        9.15    WAIVER OF JURY TRIAL.    BORROWER, CREDIT PARTIES, AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. BORROWER, CREDIT PARTIES, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER, CREDIT PARTIES, AGENT AND EACH LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

        9.16    Survival of Warranties and Certain Agreements.    All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans, issuances of Letters of Credit and the execution and delivery of the Notes. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in Sections 1.3(e), 1.8, 1.9 and 9.1 shall survive the repayment of the Obligations and the termination of this Agreement.

        9.17    Entire Agreement.    This Agreement, the Notes and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. All Exhibits, Schedules and Annexes referred to herein are incorporated in this Agreement by reference and constitute a part of this Agreement.

        9.18    Counterparts; Effectiveness.    This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

        9.19    Replacement of Lenders.

        (a)   Within fifteen (15) days after receipt by Borrower of written notice and demand from any Lender for payment pursuant to Section 1.8 or 1.9 or, as provided in this Section 9.19(a), in the case of certain refusals by any Lender to consent to certain proposed amendments, modifications, terminations or waivers with respect to this Agreement that have been approved by Requisite Lenders, Requisite Revolving Lenders or all affected Lenders, as applicable (any such Lender demanding such payment or refusing to so consent being referred to herein as an "Affected Lender"), Borrower may, at its option, notify Agent and such Affected Lender of its intention to do one of the following:

          (i)    Borrower may obtain, at Borrower's expense, a replacement Lender ("Replacement Lender") for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to Agent. In the event Borrower obtains a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender and assume its Commitments hereunder within ninety (90) days following notice of Borrower's intention to do so, the Affected Lender shall sell and assign all of its rights and delegate all of its obligations under this Agreement to such Replacement Lender in accordance with the provisions of Section 8.1, provided that Borrower has reimbursed such Affected Lender for any administrative fee payable pursuant to Section 8.1 and, in any case where such replacement occurs as the result of a demand for payment pursuant to Section 1.8 or 1.9, paid all amounts required to be paid to such Affected Lender pursuant to Section 1.8 or 1.9 through the date of such sale and assignment; or

          (ii)   Borrower may, with Agent's consent, prepay in full all outstanding Obligations owed to such Affected Lender and terminate such Affected Lender's Pro Rata Share of the Revolving Loan Commitment, in which case the Revolving Loan Commitment will be reduced by the amount of such Pro Rata Share. Borrower shall, within ninety (90) days following notice of its intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender (including, in any case where such prepayment occurs as the result of a demand for payment for increased costs, such Affected Lender's increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment), and terminate such Affected Lender's obligations under the Revolving Loan Commitment.

        (b)   In the case of a Non-Funding Lender pursuant to Section 8.5(a), at Borrower's request, Agent or a Person acceptable to Agent and Borrower shall have the right with Agent's and Borrower's consent and in Agent's sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent's request, sell and assign to Agent or such Person, all of the Loans and Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

        9.20    Delivery of Termination Statements and Mortgage Releases.    Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Commitments and a release of all claims, if any, against Agent and Lenders, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnitee asserting any damages, losses or liabilities that are indemnified liabilities hereunder, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

        Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

TRANSACTION NETWORK SERVICES, INC.
By:	Name: Title:
TNS, INC.
By:	Name: Title:
GENERAL ELECTRIC CAPITAL CORPORATION, as Agent, an L/C Issuer and a Lender
By:	Its Duly Authorized Signatory
[LENDER]
By:	Name: Title: Address: Attn: Fax: ( ) -
ABA No.:
account No.:
Bank:
Bank Address:

ANNEX A
to
CREDIT AGREEMENT

DEFINITIONS

        Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

        "Account Debtor" means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

        "Accounting Changes" means: (a) changes in accounting principles required by GAAP and implemented by Holdings or any of its Subsidiaries; (b) changes in accounting principles recommended by Holdings' certified public accountants and implemented by Holdings; and (c) changes in carrying value of Holdings' or any of its Subsidiaries' assets, liabilities or equity accounts resulting from (i) the application of purchase accounting principles (A.P.B. 16 and/or 17 and EITF 88-16 and FASB 109) to the Related Transactions or (ii) as the result of any other adjustments that, in each case, were applicable to, but not included in, the Pro Forma.

        "Accounts" means all "accounts," as such term is defined in the Code, now owned or hereafter acquired by Holdings or any Domestic Subsidiary, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of Holdings' or any Domestic Subsidiary's rights in, to and under all purchase orders or receipts for goods or services rendered by Holdings or any Domestic Subsidiary, (c) all of Holdings' or any Domestic Subsidiary's rights to any goods represented by any of the foregoing, (d) all rights to payment due to Holdings or any Domestic Subsidiary for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by Holdings or any Domestic Subsidiary or in connection with any other transaction (whether or not yet earned by performance on the part of Holdings or any Domestic Subsidiary), (e) all healthcare insurance receivables, and (f) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

        "Advances" means any Revolving Credit Advance or Swing Line Advance, as the context may require.

        "Affected Lender" has the meaning ascribed to it in Section 9.19(a).

        "Affiliate" means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person and (c) each of such Person's officers, directors, joint venturers and partners. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term "Affiliate" shall specifically exclude Agent and each Lender.

        "Agent" means GE Capital in its capacity as Agent for Lenders or its successor appointed pursuant to Section 8.2.

        "Agreement" means this Credit Agreement (including all schedules, subschedules, annexes and exhibits hereto), as the same may be amended, supplemented, restated or otherwise modified from time to time.

        "Applicable Margins" means collectively the Applicable Revolver Index Margin, the Applicable Term Loan Index Margin, the Applicable Revolver LIBOR Margin and the Applicable Term Loan LIBOR Margin.

        "Applicable Revolver Index Margin" means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan, as determined by reference to Section 1.2(a).

        "Applicable Revolver LIBOR Margin" means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 1.2(a).

        "Applicable Term Loan Index Margin" means the per annum interest rate from time to time in effect and payable in addition to the Index Rate applicable to the Term Loan, as determined by reference to Section 1.2(a).

        "Applicable Term Loan LIBOR Margin" means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Term Loan, as determined by reference to Section 1.2(a).

        "Asset Disposition" means the disposition whether by sale, lease, transfer, loss, damage, destruction, casualty, condemnation or otherwise of any of the following: (a) any of the Stock or other equity or ownership interest of any of Borrower's Subsidiaries that are Credit Parties or (b) any or all of the assets of Borrower or any of its Subsidiaries that are Credit Parties; provided, however, that (i) any sale or transfer of Inventory in the ordinary course of business, (ii) any sale or other disposition of surplus, worn out or obsolete assets which are no longer useful in the business of Borrower or any of its Subsidiaries that are Credit Parties, (iii) any asset sale or series of related asset sales described above having a fair market value not in excess of $500,000, (iv) the liquidation of any Cash Equivalents in the ordinary course of business, (v) the leasing or licensing of real or personal property (including Intellectual Property) in the ordinary course of business, (vi) sales of accounts receivable to the extent permitted by Section 3.7(f) and (vii) sales, leases and transfers of Stock or assets of (i) Borrower or a Domestic Subsidiary of the Borrower to the Borrower or another Domestic Subsidiary of the Borrower and (ii) a Foreign Subsidiary of the Borrower to the Borrower or another Subsidiary of the Borrower, in each case for valid business reasons, and for fair market value and subject to the provisions of Section 2.7, shall, in each case, not be deemed an "Asset Disposition" for purposes of this Agreement.

        "Assignment Agreement" has the meaning ascribed to it in Section 8.1(a).

        "Average Revolving Credit Advances" means, in respect of any Fiscal Year, the average daily principal amount of Revolving Credit Advances outstanding during such Fiscal Year.

        "Bankruptcy Code" means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. or any other applicable bankruptcy, insolvency or similar laws.

        "Borrower" has the meaning ascribed to it in the preamble to the Agreement.

        "Borrower Pledge Agreement" means the Pledge Agreement of even date herewith executed by Borrower in favor of Agent, on behalf of itself and Lenders, pledging Stock of its Subsidiaries, if any, and shall include any foreign pledges or charges in respect of pledges of Stock of any Foreign Subsidiary.

        "Borrowing Availability" means as of any date of determination the Maximum Amount less the sum of (i) the Revolving Loan then outstanding (including the outstanding balance of Letter of Credit Obligations), and (ii) the Swing Line Loan then outstanding.

        "Budget" means Holdings' forecasted consolidated: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a division-by-division basis, if applicable, and otherwise consistent with the historical Financial Statements of Holdings, together with appropriate supporting details and a statement of underlying assumptions.

        "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or in the State of Virginia and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

        "Capex Limit" has the meaning ascribed to it in Section 4.1.

        "Capital Expenditures" has the meaning ascribed to it in Section 4.1 of Schedule 1 to Exhibit 4.5(m).

        "Capital Lease" means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

        "Capital Lease Obligation" means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

        "Cash Equivalents" means: (i) marketable securities (A) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (B) issued by any agency of the United States government the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after acquisition thereof and having, at the time of acquisition, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iii) commercial paper maturing no more than one year from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that is at least (A)"adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000, in each case maturing within one year after issuance or acceptance thereof; and (v) shares of any money market mutual or similar funds that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (B) has net assets of not less than $500,000,000 and (C) has the highest rating obtainable from either S&P or Moody's.

        "Certificate of Exemption" has the meaning ascribed to it in Section 1.9(c).

        "Change of Control" means any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) (other than GTCR and excluding any employee benefit plan of such person or its Affiliates or any Person acting as trustee or fiduciary of such plan) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934) of more than (x) 25% of the issued and outstanding shares of Stock of Holdings having the right to vote for the election of directors of Holdings under ordinary circumstances or (y) the aggregate number of such shares owned beneficially and of record by GTCR; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Holdings (together with any new directors whose election by the board of directors of Holdings or whose nomination for election by the Stockholders of Holdings was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) Holdings ceases to own and control all of the economic and voting rights associated with all of the outstanding Stock of Borrower free and clear of all Liens other than Liens in favor of Agent and Permitted Encumbrances arising as a matter of law; or (d) the occurrence of a "Change of Control" (or other similarly used defined term) under and as defined in any instrument or agreement under which Indebtedness in excess of $5,000,000 of Holdings or any of its Subsidiaries is created, issued and or otherwise incurred from time to time.

        "Charges" means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including premiums and other amounts owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party's ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party's business.

        "Chattel Paper" means any "chattel paper," as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by Holdings or any Domestic Subsidiary, wherever located.

        "Closing Date" means March    , 2004.

        "Code" means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Illinois; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent's or any Lender's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Illinois, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

        "Collateral" means the property covered by the Security Agreement, the Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations or any portion thereof.

        "Collateral Documents" means the Security Agreement, the Pledge Agreements, the Guaranties, the Mortgages, the Patent Security Agreements, the Trademark Security Agreements, the Copyright Security Agreements and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations or any portion thereof.

        "Commitment Termination Date" means the earliest of (a) March    , 2009, (b) the date of termination of Lenders' obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 6.3, and (c) the date of (i) prepayment in full in cash by Borrower of the Loans, (ii) the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Section 1.5(e), and (iii) the permanent reduction of the Commitments to zero dollars ($0).

        "Commitments" means (a) as to any Lender, the aggregate of such Lender's Revolving Loan Commitment and Term Loan Commitment as set forth on Annex B to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders' Revolving Loan Commitments and Term Loan Commitments, which aggregate commitment shall be Ninety-Five Million Dollars ($95,000,000) on the Closing Date, as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.

        "Compliance, Pricing, and Excess Cash Certificate" has the meaning ascribed to it in Section 4.5.

        "Consolidated Net Income" has the meaning ascribed to it in Section 4.3 of Schedule 1 to Exhibit 4.5(m).

        "Contingent Obligation" means, as applied to any Person, means any direct or indirect liability of that Person: (i) with respect to Guaranteed Indebtedness and with respect to any Indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement (including Interest Rate Agreements) or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, (iv) any agreement, contract or transaction involving commodity options or future contracts, (v) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, or (vi) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

        "Contractual Obligations" means, as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including the Related Transactions Documents.

        "Copyright License" means any and all rights now owned or hereafter acquired by Holdings or any Domestic Subsidiary under any written agreement granting any right to use any Copyright or Copyright registration.

        "Copyright Security Agreements" means the Copyright Security Agreements made in favor of Agent, on behalf of itself and Lenders, by Holdings or any Domestic Subsidiary, as applicable.

        "Copyrights" means all of the following now owned or hereafter adopted or acquired by Holdings or any Domestic Subsidiary: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; and (b) all reissues, extensions or renewals thereof.

        "Credit Parties" means Holdings, Borrower, each of their respective Domestic Subsidiaries and each of their Foreign Subsidiaries which either (i) the consolidated total assets of which were more than 5% of Holdings and its Subsidiaries consolidated total assets as of the end of the most recently completed Fiscal Year of Holdings for which audited financial statements are available or (ii) the consolidated total revenues of which were more than 5% of Holdings' consolidated total revenues for such period; provided that, in the event the aggregate of the total assets of all Foreign Subsidiaries that do not constitute Credit Parties exceeds 12.5% of Holdings' consolidated total assets as of such date or the consolidated total revenues of such Foreign Subsidiaries exceeds 12.5% of Holdings' consolidated total revenues as of such date, Borrower (or Agent, in the event Borrower has failed to do so promptly (and in any event within thirty (30) Business Days) after request therefor by Agent) shall, to the extent necessary, designate, on a reasonable basis, sufficient Foreign Subsidiaries to be deemed to be "Credit Parties" to eliminate such excess, and such designated Foreign Subsidiaries shall thereafter constitute Credit Parties. Assets of Foreign Subsidiaries shall be valued in Dollars at the rates used for purposes of preparing the consolidated balance sheet of Holdings included in such audited financial statements.

        "Default" means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

        "Default Rate" has the meaning ascribed to it in Section 1.2(d).

        "Disbursement Account" has the meaning ascribed to it in Section 1.1(e).

        "Disclosure Schedules" means the Schedules prepared by Borrower and denominated as Schedules 3.2 through 5.17 in the index to the Agreement.

        "Documents" means any "document," as such term is defined in the Code, including electronic documents, now owned or hereafter acquired by any Credit Party, wherever located.

        "Dollars" or "$" means lawful currency of the United States of America.

        "Domestic Subsidiary" means any Subsidiary of a Credit Party that (A) is organized under the laws of any State of the United States, the District of Columbia, or any territory or possession of the United States and (B) maintains a majority of its assets inside the United States or the District of Columbia.

        "EBITDA" has the meaning ascribed to it in Section 4.3 of Schedule 1 to Exhibit 4.5(m).

        "Environmental Laws" means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

        "Environmental Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

        "Environmental Permits" means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

        "Equipment" means all "equipment," as such term is defined in the Code, now owned or hereafter acquired by Holdings or any Domestic Subsidiary, wherever located and, in any event, including all such Holdings' or any Domestic Subsidiary's machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

        "ERISA Affiliate" means, with respect to Holdings or any Domestic Subsidiary, any trade or business (whether or not incorporated) that, together with such Person, are treated as a single employer within the meaning of Sections 414(b) or (c) of the IRC.

        "ERISA Event" means, with respect to Holdings or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of Holdings or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of Holdings or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by Holdings or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan's qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

        "Event of Default" has the meaning ascribed to it in Section 6.1.

        "Excess Cash" has the meaning ascribed to it in Schedule 2 to Exhibit 4.5(m).

        "Fair Labor Standards Act" means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

        "Federal Funds Rate" means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

        "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

        "Fees" means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

        "Financial Statements" means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Holdings and its Subsidiaries delivered in accordance with Section 4.5.

        "Fiscal Quarter" means any of the quarterly accounting periods of Holdings, ending on March 31, June 30, September 30 and December 31 of each year.

        "Fiscal Year" means any of the annual accounting periods of Holdings, Borrower or any Subsidiaries of Borrower ending on December 31 of each year.

        "Fixed Charges" has the meaning ascribed to it in Section 4.2 of Schedule 1 to Exhibit 4.5(m).

        "Fixed Charge Coverage Ratio" has the meaning ascribed to it in Section 4.2 of Schedule 1 to Exhibit 4.5(m).

        "Fixtures" means all "fixtures" as such term is defined in the Code, now owned or hereafter acquired by Holdings or any Domestic Subsidiary.

        "Foreign Investment Basket" means an amount per Fiscal Year equal to $7,500,000; provided, that, commencing with the 2005 Fiscal Year, the Foreign Investment Basket will be increased in each Fiscal Year by the positive amount equal to the lesser of (i) $2,500,000 and (ii) the amount (if any) equal to the difference obtained by taking the Foreign Investment Basket minus the actual amount of usage of the Foreign Investment Basket during the preceding Fiscal Year (the "Foreign Carry Over Amount"); provided, further, that in no event shall the Foreign Investment Basket for any Fiscal Year exceed $10,000,000, and for purposes of measuring compliance with the terms of this Agreement, the Foreign Carry Over Amount shall be deemed the first amount utilized for such succeeding period.

        "Foreign Lender" has the meaning ascribed to it in Section 1.9(c).

        "Foreign Pension Plan" means any plan, fund (including, without limitation, any super-annuation fund) or other similar program established or maintained outside of the United States of America by any Credit Party or any Subsidiary of any Credit Party primarily for the benefit of employees of such Credit Party or Subsidiary residing outside the United States of America, which plan, fund, or similar program provides or results in retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which is not subject to ERISA or the IRC.

        "Foreign Subsidiary" means any Subsidiary of a Credit Party which is not a Domestic Subsidiary.

        "Funded Debt" means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person's option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations (including Letter of Credit Obligations) and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons. There shall be excluded from Funded Debt all Indebtedness that, but for the application of FAS 150, would not otherwise be included in the definition of Funded Debt.

        "Funding Date" has the meaning ascribed to it in Section 7.2.

        "GAAP" means generally accepted accounting principles in the United States of America, consistently applied.

        "GE Capital" has the meaning ascribed to it in the Preamble.

        "GE Capital Fee Letter" has the meaning ascribed to it in Section 1.3(a).

        "General Intangibles" means "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by Holdings or any Domestic Subsidiary, including all right, title and interest that such Person may now or hereafter have in or under any Contractual Obligation, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, chooses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Person or any computer bureau or service company from time to time acting for such Person.

        "Goods" means any "goods," as such term is defined in the Code, now owned or hereafter acquired by Holdings or any Domestic Subsidiary, wherever located, including embedded software to the extent included in "goods" as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "GTCR" means, collectively, GTCR Fund VII, L.P., a Delaware limited partnership, GTCR Fund VII/A, L.P., a Delaware limited partnership, and GTCR Co-Invest, L.P., a Delaware limited partnership.

        "Guaranteed Indebtedness" means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation ("primary obligation") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

        "Guaranties" means, collectively, the Holdings Guaranty, each Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

        "Guarantors" means Holdings, each Domestic Subsidiary of Borrower, and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

        "Hazardous Material" means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazardous constituent," "special waste," "toxic substance" or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB's), or any radioactive substance.

        "Holdings" has the meaning ascribed thereto in the recitals to the Agreement.

        "Holdings Common Stock" means the common stock of Holdings, par value $0.001 per share.

        "Holdings Guaranty" means the guaranty of even date herewith executed by Holdings in favor of Agent, on behalf of itself and Lenders.

        "Holdings Pledge Agreement" means the Pledge Agreement of even date herewith executed by Holdings in favor of Agent, on behalf of itself and Lenders, pledging all Stock of Borrower.

        "Holdings Preferred Stock" means the Class A redeemable convertible preferred stock of Holdings, par value $0.01 per share, all of which shall be converted into Holdings Common Stock immediately prior to the Closing Date.

        "Indebtedness" means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap (including Interest Rate Agreements), cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (i) "earnouts" and similar payment obligations valued at such amount as is required by GAAP, and (j) the Obligations.

        "Indemnitees" has the meaning ascribed to it in Section 9.1.

        "Index Rate" means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the "base rate on corporate loans posted by at least 75% of the nation's 30 largest banks" (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

        "Index Rate Loan" means a Loan or portion thereof bearing interest by reference to the Index Rate.

        "Initial Public Offering" means the initial public offering of Holdings Common Stock pursuant to an underwritten public offering in accordance with the Initial Public Offering Documents.

        "Initial Public Offering Documents" means Holdings' registration statement on Form S-1, including all amendments, supplements and exhibits thereto, declared effective by the SEC, the underwriting agreement executed and delivered in connection therewith, Holdings' amended and restated certificate of incorporation, the order of the SEC declaring the registration statement effective, the dissolution agreement of TNS Holdings, L.L.C., the cancelled certificates representing all the Holdings Preferred Stock and the NYSE listing letter.

        "Instruments" means all "instruments," as such term is defined in the Code, now owned or hereafter acquired by Holdings or any Domestic Subsidiary, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

        "Inside Director" means a member of the Board of Directors of Holdings that is also an employee of or a member of management of any Credit Party or of GTCR Golder Rauner L.L.C. or its affiliated investment funds (including GTCR).

        "Intellectual Property" means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

        "Interest Coverage Ratio" has the meaning ascribed to it in Section 4.3 of Schedule 1 to Exhibit 4.5(m).

        "Interest Expense" has the meaning ascribed to it in Section 4.2 of Schedule 1 to Exhibit 4.5(m).

        "Interest Payment Date" means (a) as to any Index Rate Loan, the first Business Day of each month to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided, that in the case of any LIBOR Period greater than three months in duration, interest shall be payable at three month intervals and on the last day of such LIBOR Period; and provided further that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an "Interest Payment Date" with respect to any interest that has then accrued under the Agreement.

        "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar agreement or arrangement designed to protect Borrower against fluctuations in interest rates.

        "Inventory" means any "inventory," as such term is defined in the Code, now owned or hereafter acquired by Holdings or any Domestic Subsidiary, wherever located, including inventory, merchandise, goods and other personal property that are held by or on behalf of Holdings or any Domestic Subsidiary for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Person's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

        "Investment" means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of any Stock, or other ownership interest in, any other Person, and (ii) any direct or indirect loan, advance or capital contribution by Borrower or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

        "Investment Property" means all "investment property," as such term is defined in the Code, now owned or hereafter acquired by Holdings or any Domestic Subsidiary, wherever located, including: (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of Holdings or any Domestic Subsidiary, including the rights of such Person to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of Holdings or any Domestic Subsidiary; (iv) all commodity contracts of Holdings or any Domestic Subsidiary; and (v) all commodity accounts held by Holdings or any Domestic Subsidiary.

        "IRC" means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

        "IRS" means the Internal Revenue Service.

        "L/C Issuer" means GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to Agent in its sole discretion, in such Person's capacity as an issuer of Letters of Credit hereunder.

        "L/C Sublimit" has the meaning ascribed to it in Section 1.1(d).

        "Lenders" means GE Capital, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender.

        "Letters of Credit" means standby letters of credit issued for the account of Borrower by L/C Issuers, and bankers' acceptances issued by Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

        "Letter of Credit Fee" has the meaning ascribed to it in Section 1.3(c).

        "Letter of Credit Obligations" means all outstanding obligations incurred by Agent and Lenders at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 1.1(d) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.

        "Leverage Ratio" has the meaning ascribed to it in Section 4.4 of Schedule 1 to Exhibit 4.5(m).

        "LIBOR Breakage Fee" means an amount equal to the amount of any losses, expenses, liabilities (including, without limitation, any loss (including interest paid) and lost opportunity cost in connection with the re-employment of such funds) that any Lender may sustain as a result of (i) any default by Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following Borrower's delivery to Agent of any LIBOR Loan request in respect thereof or (ii) any payment of a LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise). For purposes of calculating amounts payable to a Lender under Section 1.3(d), each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Loan and having a maturity and repricing characteristics comparable to the relevant LIBOR Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under Section 1.3(d).

        "LIBOR Business Day" means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

        "LIBOR Loans" means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

        "LIBOR Period" means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to the Agreement and ending 14 days (during the Syndication Period only), one, two, three or six months thereafter, as selected by Borrower's irrevocable notice to Agent as set forth in Section 1.2(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

        (a)   if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

        (b)   any LIBOR Period that would otherwise extend beyond the date set forth in clause (a) of the definition of "Commitment Termination Date" shall end two (2) LIBOR Business Days prior to such date;

        (c)   any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

        (d)   Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan;

        (e)   Borrower shall select LIBOR Periods so that there shall be no more than 6 separate LIBOR Loans in existence at any one time; provided that during the Syndication Period only two (2) such LIBOR Periods may exist at any time for all Revolving Credit Advances and only two (2) such LIBOR Periods may exist at any time for the Term Loan; and

        (f)    no LIBOR Period may be selected for any portion of the Term Loan if a Scheduled Installment for such Term Loan is payable during such LIBOR Period and the portion of such Term Loan which constitutes an Index Rate Loan does not equal or exceed the amount of such Scheduled Installment.

        "LIBOR Rate" means for each LIBOR Period, a rate of interest determined by Agent equal to:

        (a)   the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

        (b)   a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

        If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be available to Agent.

        "License" means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by Holdings or any Domestic Subsidiary.

        "Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

        "Litigation" has the meaning ascribed to it in Section 4.5(i).

        "Loan Account" has the meaning ascribed to it in Section 1.7.

        "Loan Documents" means the Agreement, the Notes, the Collateral Documents, the GE Capital Fee Letter and all other agreements, instruments, documents and certificates identified on Annex C executed and delivered by a Credit Party to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other documents and instruments whether heretofore, now or hereafter executed by or on behalf of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

        "Loans" means the Revolving Loan, the Swing Line Loan and the Term Loan.

        "Master Standby Agreement" means the Master Agreement for Standby Letters of Credit dated as of the Closing Date between Borrower, as Applicant, and GE Capital, as Issuer.

        "Material Adverse Effect" means a material adverse effect on (a) the financial condition, collateral, operations, industry or business of Borrower, any of its Foreign Subsidiaries taken as a whole, or Borrower or any of its Subsidiaries taken as a whole, (b) Borrower's ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement or any other Credit Party's ability to pay any of its Obligations, (c) the Collateral or Agent's Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent's or any Lender's rights and remedies under the Agreement and the other Loan Documents.

        "Maximum Amount" means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date.

        "Maximum Lawful Rate" has the meaning ascribed to it in Section 1.2(f).

        "Moody's" means Moody's Investor's Services, Inc.

        "Mortgages" means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by Holdings, Borrower or any Domestic Subsidiary to Agent on behalf of itself and Lenders with respect to the Real Estate.

        "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, and to which Holdings, any Domestic Subsidiary or any ERISA Affiliate is making, is obligated to make or has made or been obligated to make during the last six years, contributions on behalf of participants who are or were employed by any of them.

        "Net Proceeds" means cash proceeds received by Borrower or any other Credit Party from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (i) the costs of such Asset Disposition (including taxes attributable to such sale, lease or transfer), (ii) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien on the asset or property disposed and (iii) any portion of any such proceeds which Borrower determines in good faith should be reserved for post-closing adjustments and indemnities (to the extent Borrower delivers to Agent a certificate signed by the Chief Financial Officer of Borrower as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective Asset Disposition), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by Borrower or any other Credit Party shall constitute Net Proceeds on such date received by Borrower or any of its Subsidiaries. Any proceeds received in a currency other than Dollars shall, for purposes of the calculation of the amount of Net Proceeds, be in an amount equal to the Dollar equivalent thereof as of the date of receipt thereof by such Person.

        "Non-Funding Lender" has the meaning ascribed to it in Section 8.5(a).

        "Notes" means, collectively, the Revolving Notes, the Swing Line Note and the Term Notes.

        "Notice of Conversion/Continuation" has the meaning ascribed to it in Section 1.2(e).

        "Notice of Revolving Credit Advance" has the meaning ascribed to it in Section 1.1(b).

        "Obligations" means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), including obligations pursuant to Interest Rate Agreements and Letter of Credit Obligations, owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, reasonable expenses, reasonable attorneys' fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

        "Operating Cash Flow" has the meaning ascribed to it in Section 4.6 of Schedule 1 to Exhibit 4.5(m).

        "Other Hedging Agreements" means any foreign exchange contract, currency swap agreement, futures contract, commodity agreements, option contract, synthetic cap or other similar agreement entered into by Borrower.

        "Other Lender" has the meaning ascribed to it in Section 8.5(d).

        "Patent License" means rights under any written agreement now owned or hereafter acquired by Holdings or any Domestic Subsidiary granting any right with respect to any invention on which a Patent is in existence.

        "Patent Security Agreements" means the Patent Security Agreements made in favor of Agent, on behalf of itself and Lenders, by Holdings or any Domestic Subsidiary, as applicable.

        "Patents" means all of the following in which Holdings or any Domestic Subsidiary now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and

Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Pension Plan" means an employee pension benefit plan described in Section 3(2) of ERISA.

        "Permitted Acquisition" has the meaning ascribed to it in Section 3.6.

        "Permitted Covenant" means (i) any periodic reporting covenant, (ii) any covenant restricting payments by Holdings with respect to any securities of Holdings which are junior to the Permitted Holdings Preferred Stock, (iii) any covenant the default of which can only result in an increase in the amount of any redemption price, repayment amount, dividend rate or interest rate, (iv) any covenant providing board observance rights with respect to Holdings' board of directors and (v) any other covenant that does not adversely affect the interests of the Lenders (as reasonably determined by Agent).

        "Permitted Encumbrances" means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that (i) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 30 days of the commencement thereof and (ii) provision for the payment of all such taxes known to such Person has been made on the books of such Person to the extent required by GAAP; (b) pledges or deposits of money securing statutory obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); provided that (i) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 30 days of the commencement thereof and (ii) provision for the payment of such Liens has been made on the books of such Person to the extent required by GAAP; (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party or any of its Subsidiaries is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers', mechanics' or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; provided that (i) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 30 days of the commencement thereof and (ii) provision for the payment of such Liens has been made on the books of such Person to the extent required by GAAP; (e) carriers', warehousemen's, suppliers' or other similar possessory liens arising in the ordinary course of business, so long as such Liens attach only to Inventory provided that (i) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 30 days of the commencement thereof and (ii) provision for the payment of such Liens has been made on the books of such Person to the extent required by GAAP; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party or any of its Subsidiaries is a party the aggregate amount of which does not exceed $1,000,000 at any time outstanding; (g) any attachment or judgment lien not constituting an Event of Default under Section 6.1; (h) Permitted Real Property Encumbrances; (i) presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders; (j) Liens existing on the date hereof and renewal, refinancing and extensions thereof which Liens are set forth on Schedule 3.2; (k) Liens securing Indebtedness permitted by Section 3.1(e) provided that the Liens attach only to the assets financed by such Indebtedness; (l) leases, subleases, licenses or sublicenses granted to others not interfering in any material respect with the business of any Credit Party or any of their Subsidiaries and any interest or title of a lessor under any lease (whether a Capital Lease or an operating lease) permitted by this Agreement or the Security Agreement; (m) customary rights of set off, revocation, refund or chargeback under deposit agreements or under the UCC of banks or other financial institutions where Borrower maintains deposits in the ordinary course of business permitted by this Agreement; (n) Liens upon real and/or tangible personal property, acquired by purchase, construction or otherwise by a

Person, each of which Liens was created solely for the purpose of securing Indebtedness (including Capital Lease Obligations) representing, or incurred to finance, the cost (including the cost of construction) of the property (hereinafter referred to as "Purchase Money Liens"); provided that (i) no such Purchase Money Lien shall extend to or cover any property of such Person other than the respective property so acquired and improvements thereon; (ii) the principal amount of the Indebtedness secured by any such Purchase Money Lien shall not exceed 100% of the fair value (as reasonably determined in good faith by a Responsible Officer of such Person) of the respective property at the time it was so acquired; and (iii) the aggregate principal amount of the Indebtedness secured by all Purchase Money Liens, taken together with the aggregate principal amount of Indebtedness consisting of Capital Lease Obligations, shall not exceed the aggregate amount of Purchase Money Indebtedness permitted from time to time under Section 3.1; (o) Liens on accounts receivables for which attempts at collection have been undertaken by a third party authorized by the Person owning such accounts receivable; (p) Liens arising from precautionary UCC financing statements regarding operating leases; (q) Liens arising from the granting of a license to any Person in the ordinary course of business of any Credit Party and their Subsidiaries; (r) Liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder; and (s) Liens deemed to exist in connection with repurchase agreements and other similar investments to the extent such Investments are permitted under Section 3.3.

        "Permitted Holdings Preferred Stock" means any preferred stock of Holdings (or any equity security of Holdings that is convertible or exchangeable into any preferred stock of Holdings), so long as the terms of any such preferred stock or equity security of Holdings (i) do not provide any collateral security, (ii) do not provide any guaranty or other support by the Borrower or any Subsidiaries of the Borrower, (iii) do not contain any put, redemption, repayment, sinking fund or other similar provision occurring before the seventh anniversary of the Closing Date, (iv) do not require the cash payment of dividends or interest, (v) do not contain any covenants other than any Permitted Covenant, (vi) do not grant the holders thereof any voting rights except for (x) voting rights required to be granted to such holders under applicable law, (y) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of substantial assets, or liquidations involving Holdings and (z) other voting rights to the extent not greater than or superior to those allocated to Holdings Common Stock on a per share basis, and (vii) to the extent any such preferred stock or equity security does not otherwise comply with clauses (i) through (vi) hereof, such preferred stock or equity security is otherwise reasonably satisfactory to Agent.

        "Permitted Real Property Encumbrances" means (i) those liens, encumbrances and other matters affecting title to any mortgaged property listed in the mortgage policies in respect thereof and found, on the date of delivery of such mortgage policies to Agent in accordance with the terms hereof, reasonably acceptable by Agent, (ii) as to any particular parcel of real property at any time, such easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which do not, in the reasonable opinion of Agent, materially impair such parcel of real property for the purpose for which it is held by the user thereof, or the Lien held by Agent, (iii) municipal and zoning ordinances and environmental regulations, which are not violated in any material respect by the existing improvements and the present use made by the mortgagor thereof of the Real Estate, (iv) general real estate taxes and assessments not yet delinquent, and (v) such other items as to which Agent may consent.

        "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

        "Plan" means, at any time, an "employee benefit plan," as defined in Section 3(3) of ERISA, that Holdings, any Domestic Subsidiary or any of their ERISA Affiliates maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by Holdings or any Domestic Subsidiary.

        "Pledge Agreements" means the Borrower Pledge Agreement, the Holdings Pledge Agreement, the Subsidiary Pledge Agreement, and any other pledge agreement entered into after the Closing Date by any Credit Party.

        "Prior Credit Agreement" means the Credit Agreement, dated as of April 3, 2001, among Holdings, Borrower, Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as administrative agent, and the lenders party thereto, as amended, restated, supplemented or modified.

        "Prior Lender Obligations" means all "Obligations" under the Prior Credit Agreement.

        "Pro Forma" means the unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries prepared in accordance with GAAP as of December 31, 2003 after giving effect to the Related Transactions. The Pro Forma is annexed hereto as Annex D.

        "Pro Rata Share" means with respect to all matters relating to any Lender (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, (b) with respect to the Term Loan, the percentage obtained by dividing (i) the Term Loan Commitment of that Lender by (ii) the aggregate Term Loan Commitments of all Lenders, (c) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (d) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders, as any such percentages may be adjusted by assignments pursuant to Section 8.1.

        "Purchase Money Basket" has the meaning ascribed to it in Section 3.1(e).

        "Purchase Money Indebtedness" has the meaning ascribed to it in Section 3.1(e).

        "Qualified Assignee" means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody's at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that no Person determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee and no Person or Affiliate of such Person (other than a Person that is already a Lender) holding Subordinated Debt or Stock issued by any Credit Party shall be a Qualified Assignee.

        "Qualified Plan" means a Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

        "Real Estate" has the meaning ascribed to it in Section 5.12.

        "Refinancing" means the repayment in full by Borrower of the Prior Lender Obligations on the Closing Date.

        "Refunded Swing Line Loan" has the meaning ascribed to it in Section 1.1(c)(iii).

        "Related Transactions" means the initial borrowing under the Revolving Loan and the Term Loan on the Closing Date, the Refinancing, the Initial Public Offering, the payment of all Fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

        "Related Transactions Documents" means the Loan Documents, the Initial Public Offering Documents and all other agreements or instruments executed in connection with the Related Transactions.

        "Release" means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

        "Replacement Lender" has the meaning ascribed to it in Section 9.19(a).

        "Requisite Lenders" means Lenders having (a) more than 50% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Loans; provided that so long as there is more than one Lender and any one Lender (and its affiliates) holds 50% or more of the Commitments or the aggregate outstanding amount of the Loans, "Requisite Lenders" shall include at least two Lenders.

        "Requisite Revolving Lenders" means Lenders having (a) more than 50% of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Revolving Loan (with the Swing Line Loan being attributed to the Lender making such Loan).

        "Responsible Officer" of a Person means any one of its chairman, chief executive officer, chief operating officer, chief financial officer, president, any executive vice president, general counsel or any person performing similar functions.

        "Restricted Payment" means, with respect to Holdings or any of its Subsidiaries (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Person's Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Person now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Person's Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Person other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Person; and (g) any payment of management fees (or other fees of a similar nature) or out-of-pocket expenses in connection therewith by such Person to any Stockholder of such Person or its Affiliates.

        "Revolving Credit Advance" has the meaning ascribed to it in Section 1.1(b).

        "Revolving Lenders" means those Lenders having a Revolving Loan Commitment.

        "Revolving Loan(s)" means, at any time, the sum of (i) the aggregate amount of Revolving Credit Advances outstanding to Borrower (including Swing Line Advances) plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of Borrower. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

        "Revolving Loan Commitment" means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of Revolving Credit Advances or incur its Pro Rata Share of Letter of Credit Obligations (including, in the case of the Swing Line Lender, its commitment to make Swing Line Advances as a portion of its Revolving Loan Commitment) as set forth on Annex B or in the most recent Assignment Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Revolving Credit Advances (including, in the case of the Swing Line Lender, Swing Line Advances) or incur Letter of Credit Obligations, which aggregate commitment shall be Thirty Million Dollars ($30,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

        "Revolving Notes" has the meaning ascribed to it in Section 1.1(b).

        "S&P" means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc.

        "Scheduled Installments" has the meaning ascribed to it in Section 1.1(a).

        "SEC" means the Securities and Exchange Commission or any successor thereto.

        "Security Agreement" means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and Holdings or any Domestic Subsidiary that is a signatory thereto.

        "Settlement Date" has the meaning ascribed to it in Section 8.5(a)(ii).

        "Software" means all "software" as such term is defined in the Code, now owned or hereafter acquired by Holdings or any Domestic Subsidiary, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

        "Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

        "Statement" has the meaning ascribed to it in Section 4.5(b).

        "Stock" means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934).

        "Stockholder" means, with respect to any Person, each holder of Stock of such Person.

        "Subordinated Debt" means Indebtedness of Holdings or any of its Subsidiaries subordinated to the Obligations in a manner and form reasonably satisfactory to Agent, as to right and time of payment and as to any other rights and remedies thereunder.

        "Subsidiary" means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Borrower.

        "Subsidiary Guaranty" means the Subsidiary Guaranty of even date herewith executed by one or more Domestic Subsidiaries of Borrower in favor of Agent, on behalf of itself and Lenders.

        "Subsidiary Pledge Agreement" means the Pledge Agreement of even date herewith executed by a Domestic Subsidiary in favor of Agent, on behalf of itself and Lenders, pledging all Stock of its Subsidiaries.

        "Swing Line Advance" has the meaning ascribed to it in Section 1.1(c).

        "Swing Line Availability" has the meaning ascribed to it in Section 1.1(c).

        "Swing Line Commitment" means the commitment of the Swing Line Lender to make Swing Line Advances as set forth on Annex B to the Agreement, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender.

        "Swing Line Lender" means GE Capital.

        "Swing Line Loan" means at any time, the aggregate amount of Swing Line Advances outstanding to Borrower.

        "Swing Line Note" has the meaning ascribed to it in Section 1.1(c).

        "Syndication Period" has the meaning ascribed to it in Section 1.2(e).

        "Termination Date" means the date on which (a) the Loans have been repaid in full in cash, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged, (c) all Letter of Credit Obligations have been cancelled, backstopped by standby letters of credit acceptable to Agent or cash collateralized in the amount set forth in Section 1.5(e), and (d) Borrower shall not have any further right to borrow any monies under the Agreement.

        "Term Lenders" means those Lenders having Term Loan Commitments.

        "Term Loan" has the meaning ascribed to it in Section 1.1(a).

        "Term Note" has the meaning ascribed to it in Section 1.1(a).

        "Term Loan Commitment" means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of the Term Loan (as set forth on Annex B) in the maximum aggregate amount set forth in Section 1.1(a) or in the most recent Assignment Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Term Loan.

        "Title IV Plan" means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that Holdings or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

        "Trademark Security Agreements" means the Trademark Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

        "Trademark License" means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

        "Trademarks" means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, internet domain names, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

        "Unfunded Pension Liability" means, at any time, the aggregate amount, if any, of the sum of the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan.

        Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth or referred to in this Annex A. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

        Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that a Responsible Officer of such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence (including, without limitation, the exercise of reasonable inquiry of Responsible Officers of its Subsidiaries), would have known or been aware of such fact or circumstance.

ANNEX C
to
CREDIT AGREEMENT

SCHEDULE OF ADDITIONAL CLOSING DOCUMENTS

        In addition to, and not in limitation of, the conditions described in Section 7 of the Agreement, pursuant to Section 7.1, the following items must be received by Agent in form and substance satisfactory to Agent on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):

        A.    Appendices.    All Appendices to the Agreement, in form and substance satisfactory to Agent.

        B.    Notes.    Duly executed originals of the Notes for each applicable Lender, dated the Closing Date.

        C.    Security Agreement.    Duly executed originals of the Security Agreement, dated the Closing Date, and all instruments, documents and agreements executed pursuant thereto.

        D.    Trademark Security Agreements.    Duly executed originals of the Trademark Security Agreement, dated the Closing Date, and all instruments, documents and agreements executed pursuant thereto.

        E.    Patent Security Agreements.    If applicable, duly executed originals of the Patent Security Agreement, dated the Closing Date, and all instruments, documents and agreements executed pursuant thereto.

        F.    Security Interests and Filings.    Evidence satisfactory to Agent that Agent (for the benefit of itself and Lenders) has a valid and perfected security interest in the Collateral, including (i) such documents duly executed by each Credit Party (including financing statements under the Code and other applicable documents under the laws of any jurisdiction (including Ireland and England and Wales) with respect to the perfection of Liens) as Agent may request in order to perfect its security interests in the Collateral and (ii) copies of Code search reports listing all effective financing statements that name Holdings or any Domestic Subsidiary as debtor, together with copies of such financing statements, all of which shall be terminated unless they relate to Permitted Encumbrances.

        G.    Letter of Direction.    Duly executed originals of a letter of direction from Borrower addressed to Agent, on behalf of itself and Lenders, with respect to the disbursement on the Closing Date of the proceeds of the Loans.

        H.    Charter and Good Standing.    For Holdings, Borrower and each Domestic Subsidiary, (a) its certificate of incorporation, formation or other constitutive document, together with all amendments thereto, (b) good standing certificates (including verification of tax status) in its state of incorporation, formation or organization and (c) good standing certificates (including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

        I.    Bylaws and Resolutions.    For Holdings, Borrower and each Domestic Subsidiary, (a) its bylaws, operating agreement, limited partnership agreement or similar governing document together with all amendments thereto and (b) resolutions or unanimous written consent of such Person's board of directors, managers or other similar governing body approving and authorizing the execution, delivery and performance of the Loan Documents and Related Transactions Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

        J.    Incumbency Certificates.    For Holdings, Borrower and each Domestic Subsidiary, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being true, accurate, correct and complete.

        K.    Opinions of Counsel.    Duly executed originals of opinions of (i) Kirkland & Ellis LLP, counsel for the Credit Parties and (ii) Ireland and United Kingdom counsel to the Credit Parties, each in form and substance satisfactory to Agent and its counsel, dated the Closing Date. The Credit Parties hereby authorize and direct such counsel to address its opinion to Agent, on behalf of Lenders, and to include in such opinion an express statement to the effect that Agent and Lenders are authorized to rely on such opinion.

        L.    Pledge Agreements.    Duly executed originals of the Borrower Pledge Agreement, the Subsidiary Pledge Agreement, and the Holdings Pledge Agreement, each in form and substance satisfactory to Agent.

        M.    Guaranties.    Duly executed originals of the Holdings Guaranty and each Subsidiary Guaranty.

        N.    Officer's Certificate.    Duly executed originals of a certificate of the Chief Executive Officer or Chief Financial Officer of Borrower, dated the Closing Date, stating that, (1) since December 31, 2003, no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (2) except as set forth on Schedule 5.10 of the Agreement, there is no Litigation pending, or to the knowledge of any Responsible Officer of Borrower, threatened, against any Credit Party or any of its Subsidiaries which could reasonably be expected to result in any Material Adverse Effect or could challenge any of the transactions contemplated by the Agreement and the other Loan Documents; (3) consolidated Indebtedness of Holdings, Borrower and its Subsidiaries does not exceed $85,000,000, (4) the Leverage Ratio (calculated on a pro forma basis using actual EBITDA for the twelve-month period ended December 31, 2003 and pro forma Funded Debt as of the Closing Date after giving effect to the Transactions) on the Closing Date does not exceed 1.6 to 1.0; (5) both before and after giving effect to the Related Transactions, the Credit Parties taken as a whole were and are Solvent; and (6) since December 31, 2003, there have been no Restricted Payments made by any Credit Party or any Subsidiary of any Credit Party except as set forth on such certificate.

        O.    Waivers.    Landlord waivers and consents, bailee letters and mortgagee agreements in form and substance reasonably satisfactory to Agent, in each case as required pursuant to Section 2.6.

        P.    Financial Condition.    Current operating statements, a consolidated and consolidating balance sheet and statement of cash flows of Holdings, Borrower and its Subsidiaries, the Pro Forma and the Budget certified by the Chief Executive Officer or Chief Financial Officer of Holdings and the Chief Executive Officer and Chief Financial Officer of Borrower, in each case in form and substance reasonably satisfactory to Agent, and Agent shall be satisfied, in its sole discretion, with all of the foregoing including a showing that (a) the Credit Parties when taken as a whole shall be Solvent after completing the Related Transactions and incurring the obligations evidenced by the Loan Documents, (b) Indebtedness of Holdings and its Subsidiaries shall not exceed $85,000,000 on the Closing Date and Holdings and its Subsidiaries shall have no Indebtedness for borrowed money other than the Loans, and (c) the Leverage Ratio (calculated on a pro forma basis using actual EBITDA for the twelve-month period ended December 31, 2003 and pro forma Funded Debt as of the Closing Date after giving effect to the Transactions) on the Closing Date shall not exceed 1.6 to 1.0. Agent shall have further received a certificate of the Chief Executive Officer or the Chief Financial Officer of Holdings, based on such Pro Forma and Budget, to the effect that the Budget is based upon estimates and assumptions stated therein, all of which Holdings believes to be reasonable and fair in light of current conditions and current facts known to Holdings and, as of the Closing Date, reflect Holdings' good faith and reasonable estimates of its future financial performance and of the other information projected therein for the period set forth therein it being understood that projections are subject to inherent uncertainties and that actual results may differ.

        Q.    Insurance.    Policies for property and casualty, liability, business interruption and other insurance including endorsements requested by Agent, naming Agent as loss payee, mortgagee and additional insured, as applicable, together with riders requiring that Agent receive 30 days notice in the event of any non-renewal, cancellation or amendment.

        R.    Officer's Certificate.    Certificates signed by the President or Chief Executive Officer of each of Holdings, Borrower and each Domestic Subsidiary certifying that on the Closing Date (a) the representations and warranties made by such Credit Party in the Loan Documents to which it is a party are true and correct and (b) no Default or Event of Default exists or is continuing.

        S.    Due Diligence.    Borrower shall have assisted Agent in completing its legal due diligence including a review of insurance matters.

        T.    Revolver Usage.    No more than $20,000,000 in Revolving Credit Advances and Letters of Credit in the aggregate shall be made or issued on the Closing Date and Borrower shall have at least $10,000,000 in Borrowing Availability as of the Closing Date after giving effect to the initial Revolving Credit Advance and Letters of Credit made or issued on the Closing Date.

        U.    Mortgages.    Executed mortgages and/or deeds of trust with respect to all owned property of Borrower and its Subsidiaries together with title commitments, surveys, appraisals, opinions of local counsel and any other related documents requested by Agent.

        V.    Perfection Certificates.    True and correct executed perfection certificates in respect of Holdings, Borrower and each Domestic Subsidiary in form and substance satisfactory to Agent as of the Closing Date.

        W.    Master Standby Agreement.    Duly executed originals of the Master Standby Agreement, dated the Closing Date, and all instruments, documents and agreements executed pursuant thereto.

        X.    Prior Credit Agreement.    An executed payoff and release letter (together with executed releases of mortgages and financing statements) in form and substance reasonably satisfactory to Agent relating to the termination of the Prior Credit Agreement stating that all obligations under the Prior Credit Agreement have been fully performed and paid in full, all commitments thereunder terminated and all security interests thereunder have been terminated.

        Y.    Initial Public Offering.    The Initial Public Offering shall have been consummated on terms reasonably acceptable to Agent. Simultaneously with the completion of the Initial Public Offering, (i) GTCR shall own more than 50% of Holdings Common Stock on a fully-diluted basis, (ii) Holdings shall have contributed to the capital of Borrower net cash proceeds of at least $67,000,000, (iii) Holdings' certificate of incorporation shall have been amended and restated, and (iv) all Holdings Preferred Stock, including all accrued and unpaid dividends, shall have been converted into Holdings Common Stock, all on terms and conditions reasonably acceptable to Agent.

        Z.    Reliance Letters.    Reliance letters (together with related opinion letters) from each counsel delivering an opinion in connection with the Initial Public Offering, permitting Agent and Lenders to rely on such opinion letters.

        AA.    USA PATRIOT Act.    If requested by any Lender, any information required by Section 326 of the USA PATRIOT Act or necessary for Agent or any Lender to verify the identity of any Credit Party or any Subsidiary of any Credit Party as required by Section 326 of the USA PATRIOT Act.

        BB.    Other Documents.    Such other certificates, documents and agreements respecting any Credit Party as Agent may reasonably request.

QuickLinks

  Exhibit 4.5
TABLE OF CONTENTS
INDEX OF APPENDICES
CREDIT AGREEMENT
SECTION 1. AMOUNTS AND TERMS OF LOANS
SECTION 2. AFFIRMATIVE COVENANTS
SECTION 3. NEGATIVE COVENANTS
SECTION 4. FINANCIAL COVENANTS/REPORTING
SECTION 5. REPRESENTATIONS AND WARRANTIES
SECTION 6. DEFAULT, RIGHTS AND REMEDIES
SECTION 7. CONDITIONS TO LOANS
SECTION 8. ASSIGNMENT AND PARTICIPATION
SECTION 9. MISCELLANEOUS
ANNEX A to CREDIT AGREEMENT
DEFINITIONS
ANNEX C to CREDIT AGREEMENT
SCHEDULE OF ADDITIONAL CLOSING DOCUMENTS